SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GRAHAM PACKAGING COMPANY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 30, 2010

Dear Fellow Stockholders:

It is my pleasure to invite you to attend the Graham Packaging Company Inc. Annual Meeting of Stockholders on Wednesday, June 9, 2010, at 10:00 a.m. (Eastern Daylight Time). We are very pleased that this year’s annual meeting will be our first completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/GRM.

We are also very pleased to be utilizing the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that the e-proxy process will expedite our stockholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our annual meeting.

In accordance with this rule, we are sending stockholders of record at the close of business on April 12, 2010 a Notice of Internet Availability of Proxy Materials on or about April 30, 2010. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement.

Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the meeting. We also will report on matters of current interest to our stockholders.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning a proxy card, or by attending the Annual Meeting in person.

Thank you for your continued support of Graham Packaging Company Inc.

Sincerely,

Mark S. Burgess

Chief Executive Officer and Director

PROXY VOTING METHODS

If, at the close of business on April 12, 2010, you were a stockholder of record, you may vote your shares by proxy through the Internet, by telephone or by mail or by attending the meeting. For shares held through a broker or nominee, you may vote by submitting voting instructions to your broker or nominee. To reduce our administrative and postage costs, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described on page 4 of the Proxy Statement.

If you are a stockholder of record or hold shares through a broker or bank and are voting by proxy, your vote must be received by 11:59 p.m. (Eastern Daylight Time) on June 8, 2010 to be counted.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than June 8, 2010.

To vote by proxy:

BY INTERNET

•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•

You will need the 12-digit Control Number included on your Notice of Internet Availability of Proxy Materials or proxy card (if you received a printed copy of the proxy materials) in order to vote online.

BY TELEPHONE

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•

You will need the 12-digit Control Number included on your Notice of Internet Availability of Proxy Materials or proxy card (if you received a printed copy of the proxy materials) in order to vote by telephone.

BY MAIL

•	If you have not already received a printed copy of the proxy materials by mail, request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the postage-paid envelope that will be provided to you.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

GRAHAM PACKAGING COMPANY INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m. (Eastern Daylight Time) on Wednesday, June 9, 2010

PLACE	You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/GRM. You will need the 12-digit control number included in your Notice or your proxy card (if you received a printed copy of the proxy materials) to enter the meeting.

ITEMS OF BUSINESS	1. To elect the two Class I directors listed herein.

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.

3. To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a stockholder of record at the close of business on April 12, 2010.

ANNUAL REPORT	A copy of our 2009 Annual Report is available at www.proxyvote.com.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or, if you have received a printed copy of the proxy materials from us by mail, by completing, signing and returning the enclosed proxy card by mail. Internet and telephone voting procedures are described on the preceding page, in the General Information section beginning on page 1 of the Proxy Statement and on the proxy card. For shares held through a broker or nominee, you may vote by submitting voting instructions to your broker or nominee.

Whether or not you plan to attend the Annual Meeting online, please vote electronically or by telephone or, if you have received a paper copy of the proxy, please sign and date the enclosed proxy card and return it promptly. If shares are held in a bank or brokerage account, you may vote by submitting voting instructions to your bank or broker. You may revoke a previously delivered proxy at any time prior to the meeting. Any stockholder may vote at the Annual Meeting, thereby canceling any previous proxy, provided that if your shares are held in a bank or brokerage account you will need to obtain a proxy, executed in your favor, from the stockholder of record (broker or nominee) to be able to vote at the Annual Meeting.

By Order of the Board of Directors,

Michael L. Korniczky

Vice President, General Counsel and

Secretary

This Notice of Annual Meeting and the Proxy Statement are being distributed or made available, as the case may be,

on or about April 30, 2010.

GRAHAM PACKAGING COMPANY INC.

2401 Pleasant Valley Road

York, Pennsylvania 17402

Telephone: (717) 849-8500

PROXY STATEMENT

Annual Meeting of Stockholders

June 9, 2010

10:00 a.m. (Eastern Daylight Time)

GENERAL INFORMATION

Why am I being provided with these materials?

We have made these proxy materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail in connection with the solicitation by the Board of Directors (the “Board”) of Graham Packaging Company Inc. (the “Company”) of proxies to be voted at our Annual Meeting of Stockholders to be held on June 9, 2010 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide stockholders access to our proxy materials over the Internet. We believe that the e-proxy process will expedite our stockholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 30, 2010 to stockholders of record entitled to vote at the Annual Meeting. All stockholders will have the ability to access the proxy materials at www.proxyvote.com and to download printable versions of the proxy materials or to request and receive a printed set of the proxy materials from us. Instructions on how to access the proxy materials over the Internet or to request a printed copy from us may be found on the Notice.

What will I need in order to attend the Annual Meeting online?

We will be hosting the Annual Meeting live via the Internet. Any stockholder can attend the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/GRM. The webcast will start at 10:00 a.m. (Eastern Daylight Time). Stockholders may vote and submit questions while attending the Annual Meeting on the Internet. You will need your 12-digit control number included in your Notice or your proxy card (if you received a printed copy of the proxy materials) in order to be able to enter the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/GRM.

What am I voting on?

There are two proposals scheduled to be voted on at the meeting:

•	Election of the two Class I directors listed in this Proxy Statement.

•	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Who is entitled to vote?

Stockholders as of the close of business on April 12, 2010 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 62,555,953 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and

•

Held for you in an account with a broker, bank or other nominee (shares held in “street name”) – Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.

What constitutes a quorum?

The holders of a majority of the voting power of the issued and outstanding shares of stock entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).

How many votes are required to approve each proposal?

All elections of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A plurality vote requirement means that the two director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

Any other proposal shall be decided by a vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the proposal.

As of April 12, 2010, The Blackstone Group L.P. and its affiliates (collectively, “Blackstone”) beneficially own and have the right to vote 40,295,506, or 64.4%, of the outstanding shares of our common stock and have advised us that they intend to vote all such shares in favor of the nominees for Class I directors listed herein and for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010. As a result, we are assured a quorum at the annual meeting, the election of the Class I directors listed herein and the ratification of the appointment of Deloitte & Touche LLP.

How are votes counted?

Abstentions and Withheld Votes: With respect to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as an abstention. Votes that are withheld will not have any effect on the outcome of the election of directors. Abstentions will have the effect of a vote “against” the other matters being voted on at the Annual Meeting.

Broker Non-Votes: Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange interpretations that govern broker non-votes, Proposal No. 1 is considered a non-discretionary matter and a broker will lack the authority to vote shares at his/her discretion on this proposal. Proposal No. 2 is considered a discretionary matter and a broker will be permitted to exercise his/her discretion. Broker non-votes will have no effect on the outcome of the election of directors (Proposal No. 1).

If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each Class I director nominee listed herein, “FOR” the other proposal as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. (“Broadrige”) will tabulate the votes and act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this Proxy Statement; and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

How do I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by granting a proxy. For shares held in street name, you may vote by submitting voting instructions to your broker or nominee. In all circumstances, you may vote:

•

By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 12-digit Control Number included on your Notice or your proxy card in order to vote by Internet.

•

By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 12-digit Control Number included on your Notice or your proxy card in order to vote by telephone.

•

By Mail—If you have received a printed copy of the proxy materials from us by mail, you may vote by mail by completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the proxy card in the envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Daylight Time) on June 8, 2010 for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than June 8, 2010.

Can I vote at the Annual Meeting rather than by completing the proxy card?

Although we encourage you to complete and return a proxy card prior to the Annual Meeting to ensure that your vote is counted, you can attend the Annual Meeting and vote your shares online. If you vote by proxy and also attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

What does it mean if I receive more than one Notice on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to our General Counsel or to any corporate officer of the Company, provided such statement is received no later than June 8, 2010;

•	Voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Daylight Time) on June 8, 2010;

•	Submitting a properly signed proxy card with a later date that is received no later than June 8, 2010; or

•	Attending the Annual Meeting, revoking your proxy and voting online.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy by attending the Annual Meeting online, provided that if your shares are held in a bank or brokerage account you will need to obtain a proxy, executed in your favor, from the stockholder of record (broker or nominee) to be able to vote at the Annual Meeting. We will honor the proxy with the latest date. However, no revocation will be effective unless we receive notice of such revocation at or prior to the Annual Meeting. For those stockholders who submit a proxy electronically or by telephone, the date on which the proxy is submitted in accordance with the instructions listed on the Notice or proxy card is the date of the proxy.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission.

Is my vote confidential?

Proxy cards and voting tabulations that identify individual stockholders are mailed or returned directly to Broadridge and handled in a manner that protects your voting privacy. Your vote will not be disclosed EXCEPT:

•	as needed to permit Broadridge to tabulate and certify the vote;

•	as required by law; or

•	in limited circumstances such as a proxy contest in opposition to the Board of Directors.

In addition, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

Company information and mailing address

We were incorporated under Delaware law on November 5, 1997. Our principal executive offices are located at 2401 Pleasant Valley Road, York, Pennsylvania 17402. Our telephone number is (717) 849-8500. Our website address is www.grahampackaging.com.

References in this Proxy Statement to “Graham,” “Company,” “we,” “us” and “our” refer to Graham Packaging Company Inc. and our consolidated subsidiaries, unless the context requires otherwise. Information on our website is not intended to be incorporated into this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 9, 2010: The Notice, the Proxy Statement and the Annual Report are available at www.proxyvote.com. In addition, if you have not received a copy of our proxy materials and would like to receive one for the Annual Meeting or for future stockholder meetings, you may request printed copies as follows:

•	By Internet: go to www.proxyvote.com and follow the instructions; or

•	By telephone: call 1-800-579-1639 free of charge and follow the instructions;

•	By e-mail: send an e-mail message to sendmaterial@proxyvote.com. Please send a blank e-mail and put the 12-digit control number located in your Notice in the subject line.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation provides for a classified Board of Directors divided into three classes: Charles E. Kiernan and Vikrant Sawhney constitute a class with an original term that expires at the Annual Meeting of Stockholders in 2010 (the “Class I Directors”); Mark S. Burgess and Angelo G. Acconcia constitute a class with an original term that expires at the Annual Meeting of Stockholders in 2011 (the “Class II Directors”); and Chinh E. Chu, Gary G. Michael and John R. Chiminski constitute a class with an original term that expires at the Annual Meeting of Stockholders in 2012 (the “Class III Directors”). Successors to the class of directors whose term expires at any annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders.

The full Board of Directors has considered and nominated the following slate of Class I nominees for a three-year term expiring in 2013: Charles E. Kiernan and Vikrant Sawhney. Action will be taken at the Annual Meeting for the election of these two Class I nominees.

It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Charles E. Kiernan and Vikrant Sawhney, except in cases of proxies bearing contrary instructions. In the event that these nominees should become unavailable for election due to any presently unforeseen reason, the persons named in the proxy will have the right to use their discretion to vote for a substitute.

Nominees for Election to the Board of Directors in 2010

The following information describes the offices held, other business directorships and the class and term of each nominee. Beneficial ownership of equity securities of the nominees is shown under “Ownership of Securities.”

Class I—Nominees for Term Expiring in 2013

Name	Age	Principal Occupation and Other Information
Charles E. Kiernan	64	A member of our Board since our initial public offering (“IPO”) and, prior to that, a member of an advisory committee to our company since July 2002. Prior to this appointment, Mr. Kiernan was the Executive Vice President and a member of the Executive Council for Aramark Corporation from 1998 to 2000, where he served as President of the Food and Support Services unit. Mr. Kiernan was employed by Duracell from 1986 to 1997. He served as the President and Chief Operating Officer of Duracell International Inc. from 1994 to 1997, during which time he also served as a director of the company, and President of Duracell North America from 1992 to 1994. Mr. Kiernan served as a member of the Board of Trustees of the National Urban League.

Vikrant Sawhney	39	A member of our Board since March 25, 2010. Mr. Sawhney is a Senior Managing Director in the Blackstone Private Equity Group. Mr. Sawhney leads the Private Equity Group’s capital markets activities and also works closely with GSO Capital Partners LP, a credit-oriented alternative asset manager, and the Advisory & Restructuring Group and various other parts of the firm on credit-related matters. Before joining Blackstone in 2007, Mr. Sawhney worked as a Managing Director in the Financial Sponsors Group at Deutsche Bank, where he was responsible for managing the firm’s relationships with Blackstone and several other large private equity firms. Prior to joining Deutsche Bank, Mr. Sawhney was an Associate at the law firm of Simpson Thacher & Bartlett LLP.

The nominees for election to the Board of Directors named above are hereby proposed for approval by the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors

The following information describes the offices held, other business directorships and the class and term of each director whose term continues beyond the 2010 Annual Meeting and who is not subject to election this year. Beneficial ownership of equity securities for these directors is shown under “Ownership of Securities.”

Class II—Directors Whose Term Expires in 2011

Name	Age	Principal Occupation and Other Information
Mark S. Burgess	51	Our Chief Executive Officer since January 1, 2009 and currently a member of our Board. Prior to that, Mr. Burgess served as our Chief Financial Officer from December 2006 until May 2009, and Chief Operating Officer since April 2008. Mr. Burgess served as President and Chief Executive Officer, as well as Chief Financial Officer, of Anchor Glass Container Corporation from May 2005 until September 2006. He previously served as Executive Vice President and Chief Financial Officer of Clean Harbors Environmental Services, Inc. from April 2003 to April 2005. Between 1990 and 2003, he held senior financial and operational management roles at JL French Automotive Castings and Trailmobile Corporation, and prior to that, he served as a Vice President at Chase Manhattan Bank. He holds a B.A. in economics from Dickinson College and an M.B.A. from the Fuqua School of Business at Duke University.

Angelo G. Acconcia	31	A member of our Board since our IPO and, prior to that, a member of an advisory committee to our company since March 2009. Mr. Acconcia is an executive in Blackstone’s Private Equity Group. Since joining Blackstone in 2004, Mr. Acconcia has been involved in the execution of Blackstone’s investments in Allied Barton, Graham Packaging, Kosmos Energy, Nalco, OSUM, Paetec, TRW Automotive, and Texas Genco. Before joining Blackstone, Mr. Acconcia worked at Morgan Stanley in their Global Energy and Mergers and Acquisitions departments in both the U.S. and Canada and, prior to that, for CIBC in Hong Kong and Canada.

Class III—Directors Whose Term Expires in 2012

Name	Age	Principal Occupation and Other Information
Chinh E. Chu	43	The Chairman of our Board since our IPO and, prior to that, a member of an advisory committee to our company since May 2005. Mr. Chu is a Senior Managing Director in the Blackstone Private Equity Group. Since joining Blackstone in 1990, Mr. Chu has led Blackstone’s investments in Stiefel Laboratories, ReAble Therapeutics’ acquisition of DJ Orthopedics, Biomet, Catalent Pharma Solutions, Alliant, ReAble Therapeutics, Celanese, Nalco, SunGard Data Systems, Nycomed and LIFFE. He has also been involved in Blackstone’s investments in FGIC, Sirius Satellite Radio, StorageApps, Haynes International, Prime Succession/Rose Hills, Interstate Hotels, HFS and Alco Holdings. Mr. Chu is currently a director of Alliant, Healthmarkets, DJO Incorporated, Catalent Pharma Solutions, SunGard Data Systems, Allied Barton, Bank United and Bayview, and previously served on the board of directors of Celanese Corporation. Before joining Blackstone, Mr. Chu worked at Salomon Brothers in the Mergers and Acquisitions Department.

Gary G. Michael	69	A member of our Board since our IPO and, prior to that, a member of an advisory committee to our company since October 2002. Mr. Michael served as Interim President of the University of Idaho from June 2003 to July 2004. Prior to this position, he served as Chairman of the Board and Chief Executive Officer of Albertson’s, Inc., a national food and drug retailer, from February 1991 until his retirement in April 2001. Prior to that, he served as Vice Chairman, Executive Vice President and Senior Vice President of Finance of Albertson’s and served on the Board of Directors from 1979 until his retirement. Mr. Michael is a past Chairman of the Federal Reserve Bank of San Francisco and is a long-time member of the Financial Executives Institute. He currently serves as a Director of Questar, Inc., IdaCorp, the J.A. and Kathryn Albertson Foundation and The Clorox Company.

John R. Chiminski	46	A member of our Board since our IPO. Since March 2009, Mr. Chiminski has served as the President and Chief Executive Officer and as a member of the board of directors of Catalent Pharma Solutions, a provider of advanced technologies and services to pharmaceutical, biotechnology and consumer health companies. Prior to joining Catalent Pharma Solutions, Mr. Chiminski served as the President and Chief Executive Officer of GE Medical Diagnostics. Prior to that appointment, Mr. Chiminski held a variety of senior management positions at GE Healthcare.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board of Directors manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Prior to our IPO on February 17, 2010, Blackstone owned approximately 75.1% of our Company. Because Blackstone still owns 64.4% of our common stock and voting power, we are a “controlled company” within the meaning of the New York Stock Exchange (the “NYSE”) corporate governance standards, and therefore have chosen to elect not to comply with certain corporate governance standards, including the requirement that a majority of the board of directors consist of independent directors, and the requirement that we have a compensation committee and a nominating and governance committee that is each composed entirely of independent directors.

The stockholders’ agreement described below under “Transactions with Related Persons” provides that Blackstone has the right to nominate to the Company’s Board of Directors a number of designees related to the percentage of voting power of all shares of the Company’s capital stock entitled to vote generally in the election of Directors as collectively beneficially owned by Blackstone. Currently, Blackstone has appointed four directors (Messrs. Chu, Sawhney, Acconcia and Chiminski) to our Board of Directors. The agreement among the stockholders regarding the appointment of directors will remain until the earlier of a change of control or the last date permitted by applicable law, including any requirements of the NYSE. See “Transactions with Related Persons–Stockholders’ Agreements.”

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.

The NYSE independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. The Board is also responsible for determining affirmatively, as to each independent director, that no relationships exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board will broadly consider all relevant facts and circumstances, including information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the Company’s management. As the concern is independence from management, the Board does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding.

The Nominating and Corporate Governance Committee undertook its annual review of director independence and made recommendation to our Board of its findings. As a result of this review, our Board affirmatively determined that each of Messrs. Kiernan and Michael are independent. Messrs. Burgess, Chu, Sawhney, Chiminski and Acconcia are not considered to be independent directors as a result of their employment with the Company or their affiliation with Blackstone.

Our Board has also determined that Messrs. Kiernan and Michael are “independent” for purposes of Section 303A of the Listed Company Manual of the NYSE and Section 10A(m)(3) of the Exchange Act of 1934, as amended (the “Exchange Act”).

Board Structure

Under our Corporate Governance Guidelines, our Board can select its chairperson and the Company’s Chief Executive Officer in any way it considers to be in the best interests of the Company. Therefore, the Board does not have a policy on whether the role of Chairperson and Chief Executive Officer should be separate or combined and, if it is to be separate, whether the Chairperson should be selected from the independent directors or should be an employee of the Company. Accordingly, Mr. Chu serves as our Chairman, while Mr. Burgess serves as our Chief Executive Officer. Our Board currently believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, Mr. Chu’s attention to Board and committee matters allows Mr. Burgess to focus more specifically on overseeing the Company’s day to day operations as well as strategic opportunities and planning. In addition, this structure gives the Company flexibility in the future to accommodate any changes to the Board size and composition.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s committees.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Angelo G. Acconcia			X
Mark S. Burgess
John R. Chiminski
Chinh E. Chu		Chair
Charles E. Kiernan	X	X
Gary G. Michael	Chair		Chair
Vikrant Sawhney		X	X

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During the year ended December 31, 2009, the Board took all action by written consent. The Advisory Committee (the “Advisory Committee”) of Graham Packaging Holdings Company (“Holdings”) and its general partners held three meetings, in which it discussed, among other things, the business of the company and corporate governance matters. The Advisory Committee served solely in an advisory role and did not possess any power to act for or bind Holdings.

Committee Membership

Audit Committee

All members of the Audit Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular, including the transitional rules for newly-public companies. We expect to add a third new independent member before the one-year anniversary of our IPO so that we will have an Audit Committee consisting of three members, all of which will be independent as such term is defined under the NYSE listing standards and Section 10A(m)(3) of the Exchange Act. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Mr. Michael qualifies as an audit committee financial expert as defined by applicable SEC regulations and that he has “accounting or related financial management expertise” within the meaning of the listing standards of the NYSE. The Board reached its conclusion as to Mr. Michael’s qualification based on, among other things, his education and experience.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.grahampackaging.com under Investor Relations: Corporate Governance: Audit Committee, and include the following:

•

serving to carry out the responsibilities and duties delegated to it by the Board, including its oversight of our financial reporting policies, our internal controls and our compliance with legal and regulatory requirements;

•	selecting our independent registered public accounting firm and reviewing and evaluating its qualifications, performance and independence;

•	reviewing and pre-approving the audit and non-audit services and the payment of compensation to the independent registered public accounting firm;

•

reviewing reports and other material written communications between management and the independent registered public accounting firm with respect to major issues as to the adequacy of the Company’s internal controls;

•	reviewing the work of our internal audit department; and

•	reviewing and discussing with management and the independent registered public accounting firm our guidelines and policies with respect to risk assessment and risk management.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to public dissemination in accordance with applicable rules and regulations of the SEC.

The Company is exposed to a number of risks including financial risks, operational risks and risks relating to regulatory and legal compliance. The responsibility for the risk management function is allocated as follows:

•	the Chief Executive Officer is responsible for the Company’s operational risk management function;

•	the Chief Financial Officer is responsible for the Company’s financial risk management function; and

•	the General Counsel is responsible for the Company’s regulatory and legal risk management function.

The Chief Financial Officer and the General Counsel regularly meet with the Chief Executive Officer to identify risks material to the Company. On behalf of the Board, the Audit Committee is responsible for the oversight of the Company’s risk management policies and procedures. The Chief Executive Officer, the Chief Financial Officer and the General Counsel meet with the Audit Committee at least four times a year to discuss the risks facing the Company and the steps management has taken to monitor and control such risks, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken. The Audit Committee also reports to the Board on a regular basis to apprise it of their discussions with the Chief Executive Officer, the Chief Financial Officer and the General Counsel regarding the Company’s risk management efforts. Finally, the Chief Executive Officer reports directly to the Board on an at least annual basis to apprise it directly of the Company’s risk management efforts.

Compensation Committee

Charles E. Kiernan is the only member of the Compensation Committee who is “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards. The other members of the Compensation Committee, Chinh E. Chu and Vikrant Sawhney, are not independent due to their affiliation with Blackstone.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.grahampackaing.com under Investor Relations: Corporate Governance: Compensation Committee, and include the following:

•	establishing and reviewing the overall compensation philosophy of the Company;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;

•	evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the annual salary, bonus, equity-based incentive and other benefits, direct and indirect, of the Chief Executive Officer;

•

reviewing and approving, or making recommendations to the Board of Directors for review and approval of, the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;

•

reviewing and making recommendations to the Board of Directors with respect to equity-based plans that are subject to the approval of the Board, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing and approving equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s stockholders;

•	monitoring compliance by executives with the rules and guidelines of the Company’s equity-based plans; and

•	reviewing and monitoring employee pension, profit sharing and benefit plans.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include reviewing and recommending the Compensation Discussion and Analysis to the Board for inclusion in our annual proxy statement and Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate its authority to one or more subcommittees.

Nominating and Corporate Governance Committee

Gary G. Michael is the only member of the Nominating and Corporate Governance Committee who is “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards. The other members of the Nominating and Corporate Governance Committee, Angelo G. Acconcia and Vikrant Sawhney, are not independent due to their affiliation with Blackstone.

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.grahampackaging.com under Investor Relations: Corporate Governance: Nominating and Corporate Governance Committee, and include the following:

•	establishing the criteria for the selection of new directors;

•	identifying and recommending to the Board of Directors individuals to be nominated as directors;

•	evaluating candidates for nomination to the Board of Directors, including those recommended by stockholders on a substantially similar basis as it considers other nominees;

•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	reviewing and recommending the composition and size of the Board of Directors;

•	overseeing, at least annually, the evaluation of the Board of Directors and management;

•	periodically reviewing the charter, composition and performance of each committee of the Board of Directors and recommending the creation or elimination of committees;

•	reviewing the adequacy of the certificate of incorporation and by-laws of the corporation and proposing amendments, as conditions dictate, for consideration by the stockholders;

•	developing and recommending to the Board of Directors a set of corporate governance principles; and

•	overseeing and approving the management continuity planning process.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors will meet in a private session that excludes management and Blackstone-affiliated directors. The Chairman of the Board will preside at the executive sessions. The Audit, Compensation and Nominating and Corporate Governance Committees also will meet regularly in executive session.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by the Nominating and Corporate Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the full Board.

Our Corporate Governance Guidelines, our Board Committee charters and other corporate governance information are available on the Corporate Governance page of the Investor Relations section on our website at www.grahampackaging.com. Any stockholder also may request them in print, without charge, by contacting the Corporate Secretary at Graham Packaging Company Inc., 2401 Pleasant Valley Road, York, Pennsylvania 17402.

Code of Ethics

We maintain a Code of Ethics, which is applicable to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Controller and other senior financial officers. The Code of Ethics sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and professional conduct and fair dealing. The Company will promptly disclose to our stockholders, if required by applicable laws, any waivers of the Code of Ethics granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth below rather than by filing a Form 8-K.

The Code of Ethics may be found on our website at www.grahampackaging.com under Investor Relations: Corporate Governance: Code of Ethics.

As described in our Code of Ethics, we maintain the Graham Compliance Hot-Line by which the Company’s directors, officers and employees can report possible violations. The hot-line has a toll-free number for U.S.-based employees, as well as toll-free international numbers for employees based outside the U.S. Employees may also leave a voice mail for the Company’s Chief Compliance Officer, contact their Manager, any Company official, the Human Resources Department, the General Counsel or the Director of Internal Audit if the matter involves accounting or auditing issues. Callers may remain anonymous when placing calls. In addition, we maintain a formal non-retaliation policy that prohibits reprisal or retaliation against any reporting person who makes a report in good faith.

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, mature judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board and his or her ability to satisfy any applicable legal requirements or listing standards. In addition, although the Board does not have a policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Nominating and Corporate Governance Committee carefully considers, are the benefits to the Company of gender, ethnic and racial diversity in board composition.

In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the board members’ biographical information set forth under “Proposal No. 1—Election of Directors.” Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing their skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. Each of Messrs. Chu, Sawhney and Acconcia possesses experience in managing privately held enterprises and are familiar with corporate finance and strategic business planning activities that are unique to highly-leveraged companies like us. Finally, many of our directors possess substantial expertise in advising and managing companies in various segments of the packaging industry. In particular, Mr. Burgess has significant management and accounting experience in the packaging industry, having served as our Chief Financial Officer from 2006 to 2009 and in other high level management roles at a variety of manufacturing companies. Mr. Chu is experienced in management, having been involved in numerous Blackstone investments such as the Stiefel Laboratories investment and the ReAble Therapeutics’ acquisition of DJ Orthopedics. Mr. Sawhney is experienced in capital markets activities, restructurings and credit-related matters, having served as Senior Managing Director of Blackstone since 2007 and Managing Director in the Financial Sponsros Group at Deutsche Bank prior to that. Mr. Kiernan is experienced in the packaging industry, having served as President of the Food and Support Services for Aramark Corporation from 1998 to 2000. Mr. Michael is knowledgeable about accounting, management and the packaging industry, having served as Interim President of the University of Idaho from 2003 to 2004 and as Chairman of the Board and Chief Executive Officer of Albertson’s, Inc. from 1991 to 2001. Mr. Chiminski has management expertise, having served as President, Chief Executive Officer and a director of Catalent Pharma Solutions since 2009 and as President and Chief Executive Officer of GE Medical Diagnostics prior to 2009. Mr. Acconcia is also experienced in oversight of company management and operations, having been involved in numerous Blackstone investments including those in Allied Barton and Kosmos Energy.

In 2010, this process resulted in the Nominating and Corporate Governance Committee’s recommendation to the Board, and the Board’s nomination, of the two incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Corporate Secretary should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the SEC rules to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors, if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, Graham Packaging Company Inc., 2401 Pleasant Valley Road, York, Pennsylvania 17402. All recommendations for nomination received by the Corporate Secretary that satisfy our by-law requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. These requirements are also described under “Stockholder Proposals for the 2011 Annual Meeting.”

Stockholder Communications

As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with the chairperson of any of the Audit, Compensation or Nominating and Corporate Governance Committees or to the non-management or independent directors as a group, may do so by (1) addressing such communications or concerns to Investor Relations Officer at 2401 Pleasant Valley Road, York, Pennsylvania 17402, who will forward such communications to the appropriate party, or (2) sending an e-mail to InvestorRelations@grahampackaging.com. Such communications may be done confidentially or anonymously.

Executive Officers of the Company

Set forth below is certain information regarding each of our current executives, other than Mark S. Burgess, whose biographical information is presented under “Proposal No. 1—Election of Directors—Continuing Members of the Board of Directors.”

Name	Age	Principal Occupation and Other Information
David W. Bullock	45	David W. Bullock has been our Chief Financial Officer since May 5, 2009. Prior to that, Mr. Bullock served as Chief Operating Officer, as well as Executive Vice President and Chief Financial Officer, of UAP Holding Corporation, a distributor of agricultural-related products, from 2002 until 2008. Prior to this, Mr. Bullock was employed by FMC Corporation from 1995 until 2002. Mr. Bullock received his M.B.A. from Cornell University and a B.S. in Electrical Engineering from Lehigh University.

Ashok Sudan	57	Ashok Sudan has been our Executive Vice President and General Manager, Global Food and Beverage since November 2004. Prior to that, Mr. Sudan served as our Senior Vice President and General Manager, Global Food and Beverage; Senior Vice President and General Manager, Europe and North America Food and Beverage Polyolefins; and Vice President and General Manager, Europe since September 2000. Prior to September 2000, Mr. Sudan served as our Vice President Operations, Food and Beverage/PET, a position he entered in 1998. Prior to that, Mr. Sudan held various management positions in manufacturing. Mr. Sudan received a B.S. in Mechanical Engineering from the Indian Institute of Technology, Kanpur, India, a M.S. in Industrial Engineering from Georgia Tech and an M.B.A. from Indiana University, Bloomington.

Name	Age	Principal Occupation and Other Information
Peter T. Lennox	47	Peter T. Lennox has been our Senior Vice President, General Manager of Household Chemical and Automotive, Personal Care/Specialty and South America since April 2008. Prior to that, Mr. Lennox served as our Senior Vice President and General Manager of Household Chemical and Automotive, and Personal Care/Specialty since January 2006. Prior to that, Mr. Lennox served as our Vice President and General Manager for Household; Vice President and General Manager for the Personal Care/Specialty Business; Vice President and Business Manager for Food and Beverage PET Business; and Vice President and General Manager in the company’s European Business. Prior to September 2000, Mr. Lennox served as Vice President of Sales, Marketing and Business Development, Food and Beverage, at the Kerr Group. Mr. Lennox earned his B.S. degree in Marketing at the University of Florida.

David W. Cargile	49	David W. Cargile has been our Senior Vice President, Global Technology and General Manager of the Proprietary Machinery Business Unit since July 2006. Prior to that, Mr. Cargile served as our Vice President of Global Technology since 2003. Prior to that, Mr. Cargile served as our Vice President, Commercial and Technical Development Europe Business Unit since September 2000. Prior to September 2000, Mr. Cargile was our Director of Product Development and Research and Development. Mr. Cargile received Architectural and Civil Engineering degrees from the State Technical Institute of Memphis.

Martin F. Sauer	56	Martin F. Sauer has been our Senior Vice President, Global Sourcing since August 2007. Prior to that, Mr. Sauer served as our Vice President, Global Sourcing since January 2001. Prior to that, Mr. Sauer served as Director, Global Sourcing since May 2000. Prior to that, Mr. Sauer served as the Supply Chain Director of Asia for Burmah Castrol from 1996 to 2000. Prior to Castrol, Mr. Sauer worked for Exxon for twelve years. Mr. Sauer received his M.B.A. from Louisiana State University and a B.S. in Chemical Engineering from Auburn University.

Michael L. Korniczky	44	Michael L. Korniczky has been our Vice President, General Counsel and Secretary since March 2007. Prior to that, Mr. Korniczky served as Assistant General Counsel for Crown Holdings, Inc., a global metal container manufacturing company, from 1998 through 2007. Prior to that, Mr. Korniczky was an attorney in private practice. Prior to entering into private practice, Mr. Korniczky was employed by the McDonnell Douglas Aircraft Company from 1988 until 1990. Mr. Korniczky is admitted to practice in Pennsylvania and Illinois and before the United States Patent and Trademark Office. Mr. Korniczky obtained a LL.M. in Intellectual Property from the John Marshall Law School in Chicago, J.D. from Whittier College Law School, and B.S. in Mechanical Engineering from Polytechnic Institute of New York University.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

The shares represented by your proxy will be voted for the ratification of the selection of Deloitte & Touche LLP unless you specify otherwise.

Audit and Non-Audit Fees

In connection with the audit of the 2009 financial statements, we entered into an agreement with Deloitte & Touche LLP which sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company.

The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of our financial statements for 2009 and 2008 and fees billed for other services rendered by Deloitte & Touche LLP for those periods:

	2009	2008
	(in thousands)
Audit fees (1)	$3,864	$3,707
Audit-related fees (2)	258	1,125
Tax fees (3)	202	318
All other fees	2	13

Total:	$4,326	$5,163

(1)	Fees for audit services billed in 2009 and 2008 consisted of the following: audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, work performed during 2009 in connection with the Company’s IPO and statutory and regulatory audits.
(2)	Fees for audit-related services billed in 2009 and 2008 consisted of the following: employee benefit plan audits, agreed-upon procedures engagements and acquisition due diligence.
(3)	Fees for tax services billed in 2009 and 2008 consisted of tax compliance and tax planning and advice.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Deloitte & Touche LLP’s independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm prior to each engagement. Each year, the Board approves an annual budget as determined by the Audit Committee for such permitted non-audit services and requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year. The Audit Committee has pre-approved several enumerated permitted services, subject to the approval of the Chief Financial Officer, the Controller and/or the Chairman of the Audit Committee, as applicable. The Chairman of the Audit Committee must also approve any permitted services to be provided by the independent auditor in amounts greater than $25,000. The Audit Committee may delegate to one or more of its members the authority to pre-approve services to be provided by the independent auditors so long as it is presented to the full Audit Committee at a later time.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

Report of the Audit Committee

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “The Board of Directors and Certain Governance Matters—Committee Membership—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, our Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Gary G. Michael (Chair)

Charles E. Kiernan

February 26, 2010

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our compensation philosophy for our chief executive officer, our chief financial officer, our three other most highly compensated executive officers who were serving as of December 31, 2009 (Messrs. Burgess, Bullock, Knowlton, Lennox and Sudan, individually, a “Named Executive Officer” and, collectively, the “Named Executive Officers”) has been driven by the need to recruit, develop, motivate and retain top talent both in the short-term and long-term and to support our values in the areas of people, technology and customer satisfaction. The same compensation philosophy has been applied to all levels of managerial employees from mid-level managers or professionals and above. Exceptions to this principle are generally due to local requirements. Other factors affecting compensation are:

•	annual company performance;

•	impact of the employee’s performance on our results;

•	our objective to provide total compensation that is higher than competitive levels when aggressive company goals are exceeded; and

•	internal equity and external market competitiveness.

Purpose and Philosophy

We follow several principles in the development and administration of the three main elements of our executive compensation program: base salary, annual incentive awards and long-term incentive awards. In establishing executive compensation, we believe that:

•	Our executive compensation programs are aligned with and support the strategic direction of our business;

•	Our compensation programs encourage behavior consistent with our values and reinforce ethical business practices;

•	We design compensation levels to reflect the level of accountability and future potential of each executive and the achievement of outstanding individual results;

•	Our compensation programs link executive compensation to the creation and maintenance of our long-term equity value;

•	As an executive’s level of responsibility increases, the proportion of compensation “at risk” increases; however, executive compensation programs should not encourage excessive or unnecessary risks;

•

Executive ownership in our company is essential to maintaining alignment of the executive’s interests to those of the stockholders, and we plan to set stock ownership guidelines which call for higher levels of ownership as responsibility increases; and

•	The design and administration of our compensation programs will reflect best practices to be financially efficient, affordable and legally compliant.

Administration and Role of Executives in Establishing Compensation

Prior to our IPO, the managing general partner of Holdings delegated administration of our executive compensation program to the Compensation Committee of the Advisory Committee of Holdings, composed of Charles E. Kiernan and James A. Quella. Following our IPO, administration of the program has been delegated to the compensation committee of our Board of Directors. References to the “Compensation Committee” herein refer, prior to our IPO, to the compensation committee of the Advisory Committee of Holdings, and after the IPO, to the compensation committee of our Board of Directors.

Our chief executive officer and head of our Human Resources department provide recommendations regarding the design of our compensation programs to the Compensation Committee. Upon the Compensation Committee’s approval, the execution of the elements of the executive compensation programs is the responsibility of the Human Resources department. The Compensation Committee has utilized an independent consulting firm with respect to executive compensation matters in the past.

Compensation Consultants and Benchmarking Data

Neither we nor the Compensation Committee currently have any contractual relationships with any compensation consultants. From time to time, we, through our Human Resources function, have worked with a compensation consultant to ascertain best practices and market trends in the design of executive compensation programs. The Compensation Committee did not use a compensation consultant in connection with setting 2009 executive compensation. However, the Compensation Committee has considered general comparative marketplace compensation data (which includes data from the 250 largest U.S. companies in the Standard & Poor’s 500 Index) obtained from our past compensation consultant to enhance its understanding of current general marketplace practices.

Elements of Our Executive Compensation and Benefits Programs

Consistent with the philosophy that compensation to the executive officers should be aligned closely with our short and long-term financial performance, a portion of executive compensation is “at risk” and is tied to the attainment of previously established financial goals. However, we believe that it is prudent to provide competitive base salaries and other benefits to attract and retain the appropriate management talent in order to achieve our strategic objectives. Accordingly, we provided compensation to our Named Executive Officers in the year ended December 31, 2009 through a combination of the following:

•	base salary;

•	annual cash incentives;

•	limited perquisites; and

•	long-term equity incentives (equity option awards).

In March, 2010, our Compensation Committee approved our Long Term Incentive Plan, which is described in more detail below.

Relative Size of Major Compensation Elements

The combination of base salary, annual cash incentives, limited perquisites and long-term equity incentives comprises total direct compensation. In setting executive compensation, the Compensation Committee considers the aggregate compensation payable to a Named Executive Officer and the form of that compensation. The Compensation Committee seeks to achieve the appropriate balance between immediate cash rewards and long-term financial incentives for the achievement of both annual and long-term financial and non-financial objectives.

The Compensation Committee believes that making a significant portion of an executive officer’s compensation contingent on annual results more closely aligns the executive officer’s interests with those of the owners. For superior performance, annual cash incentive awards pay out at above targeted levels and for below-target performance, awards pay out at below target levels or not at all. At the beginning of each year, as part of our normal performance review, the chief executive officer recommends to the Compensation Committee adjustments to base salary and annual incentive awards for executive officers. The Compensation Committee approves all compensation adjustments for executive officers.

Named Executive Officers have a substantial portion of compensation that is variable and “at risk.” The portion of variable, performance-based compensation increases directly with the executive’s level of responsibility to ensure that the most senior executives are held most accountable for operating performance and changes in owner value. Performance-based pay programs comprise the majority of the total direct compensation packages for most of the Named Executive Officers.

The Compensation Committee may decide, as appropriate, to modify the mix of base salary, annual cash incentives, perquisites and long-term equity incentives to best fit a Named Executive Officer’s specific circumstances. For example, the Compensation Committee may make the decision to award more cash and not grant an equity award. This provides more flexibility to the Compensation Committee to reward executive officers appropriately as they near retirement, when they may only be able to partially fulfill the vesting required for equity options. The Compensation Committee may also increase the size of equity option grants to an executive officer if the total number of career equity option grants does not adequately reflect the executive’s current position with us or if an above-market compensation package is necessary to attract and retain critical talent.

Timing of Compensation Decisions

All elements of the Named Executive Officers’ compensation are reviewed each March or April, after a review of financial, operating and personal objectives with respect to the prior year’s results. At that time, the financial, operating and personal objectives are determined for the current year. The Compensation Committee may, however, review salaries, long-term equity incentives and other elements of compensation at other times as the result of new appointments, promotions or other events during the year.

The following table summarizes the approximate timing of significant compensation events:

Event	Timing
Base salary review and recommendation.	April of the fiscal year for base salary for the current year.

Executive performance evaluation and corresponding compensation recommendations.	Results approved in February of each fiscal year for annual cash incentive with respect to prior year. Earned incentive paid in March.

Merit increases for executives.	Effective first pay period in June.

Granting of equity options to executives.	No set period.

Compensation Committee meetings.	Compensation Committee typically meets quarterly.

Establish executive officer financial objectives.	First quarter of each year for the current year.

Establish executive officer personal objectives.	First quarter of each year for the current year.

Base Salary

Base salaries for Named Executive Officers are generally fixed for several years, except for annual merit increases or increases in connection with a change in responsibility. Base salary adjustments to ensure market competitiveness for Messrs. Sudan and Lennox (other than in connection with annual merit increases) were last reviewed in 2004, in connection with a market survey of comparable companies completed by Mercer Human Resource Consulting for us (the “2004 Survey”). Messrs. Knowlton, Burgess and Bullock were not employed by us at the time of the 2004 Survey, but upon their employment with us, their salaries were negotiated to be comparable to the former executive officers of the same positions at the company. The base salary of Mr. Burgess was adjusted upon assuming the position of chief executive officer on January 1, 2009 and is reflected in Mr. Burgess’ amended and restated employment agreement described under “—Employment Agreements.”

The Compensation Committee has determined in the past that Named Executive Officers should generally receive only annual merit increases to their salaries that are equal to those increases that are implemented on a company-wide basis. The Compensation Committee annually reviews base salary for executive officers and makes adjustments only when necessary based on executive and company performance.

There are occasions when a base salary can be reduced, such as when a Named Executive Officer moves to a position of lesser responsibility in the organization. Alternatively, base salary can be frozen for a number of years until it falls in line with comparable positions. This type of adjustment will depend on individual situations.

Annual Incentive Compensation

Cash incentive awards may be earned under our Corporate Incentive Plan (“CIP”), a component of our Annual Incentive Plan (“AIP”), and will be paid to participants in March of the following year.

The CIP’s design objectives are:

•	to reinforce among all participants the importance of their individual and collective contributions to our continued success;

•	to encourage initiative and sound judgment among participants in all business decisions and in the day-to-day execution of their jobs;

•	to link executive compensation to particular elements of our financial performance; and

•	to encourage teamwork and improve our overall return on investment.

The CIP provides cash incentive awards to Named Executive Officers and other executive and management employees for achieving and exceeding annual, company-wide financial goals, business unit specific financial goals and individual performance goals. In cases of exceptional and/or extraordinary performance, a CIP award may be adjusted upwards or downwards to provide bonuses higher or lower than those that would otherwise be payable under the CIP.

Each participant in the CIP has a bonus potential, computed as a percentage of salary, based on job level. Such bonus potential target for Named Executive Officers ranged between 100% and 180% of their respective salaries in 2009. The CIP also provides for maximum bonuses equivalent to 120% of bonus potential target in 2009 based on exceeding the CIP targets. Such maximum bonuses for Named Executive Officers range between 120% and 216% in 2009 of their respective salaries. These bonus target percentages have been established by the Compensation Committee after negotiation with our management team. Based upon its knowledge of our industry, our Compensation Committee is convinced that these ranges will provide for meaningful motivation of our management team in a manner that will influence their behavior towards the achievement of our most important business goals.

For 2009, CIP goals and targets for Messrs. Burgess, Knowlton and Bullock and their respective weightings were covenant compliance EBITDA, with a target of $442.7 million (60%), and free cash flow, with a target of $120 million (40%). Free cash flow for a period is defined as cash flow from operations during that period minus cash paid for capital expenditures during that period. If we were to achieve less than $420 million and $110 million in corporate covenant compliance EBITDA and free cash flow, respectively, in 2009, each of those Named Executive Officer would have received 0% of his bonus potential with respect to the respective components. If we were to achieve $447 million and $145 million in corporate covenant compliance EBITDA and free cash flow, respectively, in 2009, each of those Named Executive Officer would have received 120% of his bonus potential with respect to the respective components. To ensure focus on specific business unit results, the targets for Messrs. Lennox and Sudan and their respective weightings are corporate covenant compliance EBITDA, with a target of $442.7 million (15%), respective business unit adjusted EBITDA (40%), respective business unit sales (25%) and other respective business unit goals (20%). The business unit adjusted EBITDA targets for 2009 were set at a challenging level. For example, if the business unit adjusted EBITDA targets for the year ended December 31, 2009 had been a component of the CIP in the five years preceding the year ended December 31, 2009, the target for the year ended December 31, 2009 would have been met based on actual historical performance during each of those years in only one out of the five years for Mr. Lennox and in zero years for Mr. Sudan. For Messrs. Lennox and Sudan, the business unit sales factors are subjective factors, and performance in respect of those factors was based on evaluations by our chief executive officer of a variety of sales objectives, such as growth in adjacent markets, the engagement of new customers and the further penetration of the existing customer base. The other business unit goals comprising Messrs. Lennox and Sudan’s bonus target were based on a variety of individually immaterial factors, including capital expenditures spending, inventory management and productivity measures. For more information on the calculation of covenant compliance EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our Annual Report on Form 10-K.

Actual amounts paid under the 2009 CIP were calculated by multiplying each Named Executive Officer’s base salary by his bonus potential percentage, adjusted by an achievement factor representing our actual achievement under each component as detailed in the following tables.

Salary	X	Bonus Potential Percentage	=	Bonus Potential Target

Bonus Potential Target	X	Achievement Factor	=	Actual Bonus Paid

The calculation of amounts payable under the CIP in 2009 are demonstrated in the table below. Actual amounts paid are also reflected in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” under the “2009” designation.

Name	2009 Salary	Bonus Potential Percentage	Bonus Potential Target	Achievement Factor (1)	Actual Bonus Paid
Knowlton	$826,884	180.0%	$1,488,391	120%	$1,786,069
Burgess	750,000	180.0	1,350,000	120	1,620,000
Bullock	420,000	100.0	420,000	120	504,000
Lennox	267,375	113.0	302,133	102.9	310,864
Sudan	354,859	133.0	471,962	104.3	492,421

(1)	The “achievement factor” for each Named Executive Officer is calculated by adjusting the achievement of our company against pre-determined targets for each component by the respective weights given to each component. The weightings of the components for the 2009 CIP and actual results with respect to each component are set forth in the table below.

2009 Components of Bonus Potential	Weighting of Component	Actual Achievement of Component (0%-110%)	Resulting Achievement Factor
Messrs. Knowlton, Burgess and Bullock:
Corporate Covenant Compliance EBITDA	60%	120.0%	72.0%
Corporate Cash Flow	40	120.0	48.0

Total	100%		120.0%

Mr. Sudan:
Corporate Covenant Compliance EBITDA	15%	120.0%	18.0%
Business Unit Adjusted EBITDA	40	111.0%	44.4
Business Unit Sales	25	110.0	27.5
Other Business Unit Goals	20	71.5	14.4

Total	100%		104.3%

Mr. Lennox:
Corporate Covenant Compliance EBITDA	15%	120.0%	18.0%
Business Unit Adjusted EBITDA	40	106.0	42.4
Business Unit Sales	25	95.0	23.8
Other Business Unit Goals	20	93.5	18.7

Total	100%		102.9%

An Incentive Plan Committee, comprised of the chief executive officer, chief financial officer and senior vice president, global human resources, reviewed our goals and designated position eligibility and relative target awards under the 2009 CIP. The senior vice president, global human resources was responsible for administering and maintaining the 2009 CIP and the Incentive Plan Committee reviewed documentation justifying discretionary awards. The Incentive Plan Committee has reviewed and approved all terms and conditions of the 2009 CIP.

The Incentive Plan Committee had the sole discretion to include or exclude certain financial costs or benefits in the calculation of financial targets used in the 2009 CIP. In cases of exceptional and/or extraordinary performance based on the sole discretion of our chief executive officer, the Incentive Plan Committee reserves the right to award bonuses greater than those that would otherwise be payable under the 2009 CIP. Additionally, the 2009 CIP provides for a discretionary incentive pool for rewarding selected participants for exemplary performance. The Incentive Plan Committee also reserves the right to award bonuses that are less than those defined by this program, including the right not to award a bonus in a given year to any individuals.

Participation in the CIP does not give any employee the right to be retained in the service of our company, or our subsidiaries, or any right to claim any benefit under the program unless such right had specifically accrued under the terms of the program.

From time to time, we may grant discretionary bonuses to executive officers in recognition of exemplary service. In the year ended December 31, 2009, we paid Mr. Sudan an incentive payment of $28,000 for extraordinary performance on sales improvement goals and international market expansion goals.

In addition, in the year ended December 31, 2009, discretionary bonuses were awarded under the 2009 CIP to a group of senior business unit and corporate employees, including Messrs. Sudan and Lennox in respect of their efforts in driving company performance during 2009. These bonuses will be paid in March of 2011 conditioned on the employee’s continued employment through the date of payment and payment will be accelerated in the event the employee is terminated prior to that date.

Long Term Incentive Compensation

In March, 2010, the Compensation Committee approved our Long Term Incentive Plan (the “LTIP”). The LTIP is designed to encourage results-oriented actions on the part of select vice-presidents, general managers, and directors of the company that will drive the achievement of specific business objectives. Under the LTIP, the company’s Compensation Committee or its delegate will make a grant of performance share units to selected eligible employees. Each of those units represent one share of our stock. The number of the units issued to a participant will be increased or decreased at the end of a two year performance period depending upon our level of achievement over the performance period of the performance goals established by the Compensation Committee at the beginning of the performance period. At the end of the performance period, each LTIP unit will be satisfied in cash or stock (payable from shares authorized under our 2010 Stock Plan), at the discretion of the Compensation Committee. Upon a change in control, all LTIP awards will become fully vested and payable at the maximum amount.

In consideration of receiving the LTIP award, each participant agrees to (a) certain limitations on disclosing confidential information, (b) post-termination restrictions on non-solicitation and non-competition for a period of 15 months following the Participant’s termination from the company and (c) return of company property upon termination of employment. The company will be entitled to repayment of the LTIP award from the Participant upon any violation of the above referenced agreements made in consideration of the LTIP award, and the company may also be entitled to repayment of the LTIP award from the participant if the participant is terminated for Cause within 6 months of receiving the LTIP award.

For the 2010/2011 performance period, Messrs. Lennox and Sudan were each granted 10,000 units under the LTIP.

Equity Options

Equity options are a vital piece of our total compensation package and are designed to support our long-term strategy, provide a mechanism to attract and retain talent and to create a commonality of interest between management and our owners. Responsibility for option grants under our equity option and incentive plans has been delegated to the Compensation Committee. The Compensation Committee has made grants of equity options as a reward for demonstrated performance and leadership, in connection with the appointment of executive officers (including Named Executive Officers) and to provide incentives for future exceptional performance. The size of equity option grants increases with the level of responsibility of the executive position.

With respect to our Named Executive Officers, the most recent equity grants prior to the end of 2009 for Messrs. Lennox and Sudan were made in connection with the 2004 acquisition of O-I Plastic and were made in connection with grants on a company-wide basis. With respect to Messrs. Knowlton, Burgess and Bullock, equity grants were made in connection with their appointment to our company (and in the case of Mr. Burgess, in connection with his appointment as Chief Executive Officer at the beginning of 2009) and were a result of negotiations of their respective employment arrangements. Participating in that negotiation were members of the Compensation Committee who on a regular basis participate in negotiations with executives at other private equity portfolio companies and are experienced and knowledgeable in the levels of equity grants required to retain executives. As a privately held company, equity grants were not part of the annual compensation package of any of the Named Executive Officers.

Options to purchase limited partnership interests in Holdings have been granted under the terms of the Graham Packaging Holdings Company Management Option Plan (the “1998 Option Plan”), the 2004 Graham Packaging Holdings Company Management Option Plan (the “2004 Option Plan”) and the 2008 Graham Packaging Holdings Company Management Option Plan (the “2008 Option Plan” and, collectively with the 1998 Option Plan and the 2004 Option Plan, the “Holdings Option Plans”). Options to purchase common stock of the company have been granted under the Graham Packaging Company Inc. 2010 Equity Compensation Plan (the

“2010 Stock Plan” and collectively with the Holdings Option Plans, the “Plans”). No options were granted under the 2010 Stock Plan in the year ended December 31, 2009. The company intends to make all future grants of equity awards under the 2010 Stock Plan, and there will be no further grants of options under the Holdings Option Plans.

In general, options awarded under the 1998 Option Plan vest according to either a time-based component or time-based and performance-based components as follows: 50% of the options vest and become exercisable in 20% increments annually over five years, so long as the holder of the option is still an employee on the vesting date, and 50% of the options vest and become exercisable in 20% increments annually over five years, so long as we achieve specified adjusted EBITDA targets for each year, although these options do become exercisable in full without regard to our achievement of these targets on the ninth anniversary of the date of grant, so long as the holder of the option is still an employee on that date. The covenant compliance EBITDA target for 2009 was $442.7 million.

In general, time-based options awarded under the 2004 Option Plan and the 2008 Option Plan vest and become exercisable in 25% increments annually over four years, so long as the holder of the option is still an employee on the vesting date, and in limited circumstances, options have been granted under the 2004 Option Plan and the 2008 Option Plan with vesting subject to the additional requirement of the achievement of a covenant compliance EBITDA target. See “—Option Awards” below. In some circumstances, options have been granted under the 2008 Option Plan that vest contingent upon the employee’s continuous employment with us and the sale by Blackstone of its entire interest in us, with the vesting percentage based upon the multiple of invested capital Blackstone achieves in such a sale (“MOIC options”). In early 2010, we amended these “MOIC” options to provide that the options will vest in accordance with the multiple of the invested capital Blackstone achieves if the employee remains continuously employed with us through the date on which Blackstone sells 75% of its interest in us. Employees can also qualify for additional vesting if Blackstone achieves additional multiple of invested capital milestones upon subsequent sales of its interest in us provided that those employees remain employed through a date that precedes such subsequent sale by three months or less.

Generally, upon a holder’s termination, all unvested options are forfeited and vested options must be exercised within 90 days of the termination event, with variations based on the circumstances of termination. Mr. Knowlton served as our Chief Executive Officer from December 2006 until December 2008 and as our Executive Chairman from that time until December 2009. In recognition of Mr. Knowlton’s service to our company, the nature and timing of our IPO and additional covenants by Mr. Knowlton, we recently amended Mr. Knowlton’s remaining vested options to permit him to exercise his options for up to 240 days after his December 31, 2009 termination date.

Options awarded under the Holdings Option Plans have a term of ten years. In the past, we have amended the terms of specified options to extend their terms. See the footnotes to the Outstanding Equity Awards at 2009 Fiscal Year End table for more information.

In order to permit our employees to obtain marketable securities upon the exercise of their options to purchase units in Holdings under any of the Holdings Option Plans, we permit any of our employees who hold these options to enter into an exchange agreement with us. Under the exchange agreement, option holders will have the right to exchange the partnership units that they obtain through the exercise of their options for our shares of publicly traded common stock. Pursuant to the terms of the Management Exchange Agreement, option holders have agreed not to directly or indirectly sell any of our shares that they may hold for a period of 180 days following our IPO.

For further information on grants of equity options in 2009, see “—2009 Grants of Plan-Based Awards” and “—Option Awards.”

In early 2010, in connection with our IPO, we granted additional unvested options to acquire shares of our common stock under the 2010 Stock Plan to certain members of our management, including certain of our

Named Executive Officers. These options will vest in 25% increments over a period of four years and, once vested, generally will remain exercisable for a period of up to ten years from the date of grant, subject to the recipient’s continued employment with us (with limited post-termination exercise periods varying based upon the circumstances of termination). All unvested options granted in connection with the IPO will vest fully and immediately upon a change of control of our company. The exercise price per share of these options is equal to the IPO price per share of $10. We granted these stock options to acquire the following number of shares: Mr. Burgess 347,136 shares; Mr. Bullock 117,603 shares, Mr. Lennox 65,418 shares and Mr. Sudan 78,276 shares.

Benefits

Retirement Benefits

In line with our aim to encourage long-term service and promote retention, a 401(k) plan is made available to all U.S. employees, including Named Executive Officers. We believe that both current compensation and longer-term benefit plans are important elements of the compensation package. Effective January 1, 2009, the 401(k) plan provides a non-elective cash contribution of 3% of base salary and a 50% company match up to 4% of base salary, up to the statutory maximum.

Effective December 31, 2006, we froze our defined benefit pension plans for specified salaried and hourly employees, including several Named Executive Officers, and implemented the non-elective 401(k) benefit described above.

Pursuant to Mr. Knowlton’s employment agreement, as amended on December 18, 2008, Mr. Knowlton became eligible on December 31, 2009 for an annual retirement payment of $640,000 for 10 years payable on January 31 of each of the ten years following that date.

Pension Plans

In the year ended December 31, 2009, we maintained a noncontributory, defined benefit pension plan for salaried and hourly employees other than employees covered by collectively bargained plans. We also sponsored other noncontributory defined benefit plans under collective bargaining agreements. These plans covered substantially all of our U.S. employees. The defined benefit plan for salaried employees and hourly employees, including several Named Executive Officers, provides retirement benefits based on the final five years average compensation and years of service for salaried employees, while providing benefits based on years of service for hourly employees. Employees are eligible for early retirement benefits at age 55, provided that they have provided 10 years of eligible service. This plan was frozen as of December 31, 2006. As a result, the maximum years of service a participant can earn for benefit accrual is 18 years under the current plan benefit formula, excluding any employees who carried over accrued benefits from a predecessor plan. See note 14 of the notes to consolidated financial statements for information regarding our pension plans.

The compensation covered by the defined benefit plan is an amount equal to “Total Wages” (as defined therein) for salaried employees. This amount includes the annual Salary and Bonus amounts shown in the Summary Compensation Table for the Named Executive Officers who participated in the plan. Messrs. Knowlton and Burgess accrued no years of service at the time the plan was frozen. Currently, of the Named Executive Officers, only Mr. Sudan is eligible for early retirement benefits. Benefits under the plan are computed on the basis of straight-life annuity amounts.

Other Benefits

We also provide other benefits, such as medical coverage and life and disability insurance. Named Executive Officers are eligible for the same benefits provided to other employees, including medical coverage and life and disability insurance, as well as supplemental plans chosen and paid for by employees who wish additional coverage. There are no special insurance plans for Named Executive Officers. We also provide limited perquisites to executive officers, such as relocation assistance, housing subsidies and an executive automobile allowance.

In accordance with his employment agreement, we paid Mr. Knowlton’s transportation expenses on an after-tax basis in the year ended December 31, 2009. Mr. Knowlton commuted out of state to spend some weekends at a family home and to the company or other locations for company business on a regular basis. We offered this benefit in order to entice an executive of Mr. Knowlton’s experience to become our Chief Executive Officer. We chartered a plane for Mr. Knowlton’s use, paid the charter expenses directly and treated the amount of those expenses as compensation to Mr. Knowlton. For more information on the computation of Mr. Knowlton’s transportation benefit, please see the footnotes to the Summary Compensation Table.

During and prior to the year ended December 31, 2009, we had loans outstanding to Mr. Sudan and several other current and former members of management. These loans were made in connection with the capital call payments made on September 29, 2000, and March 29, 2001, pursuant to the capital call agreement dated as of August 13, 1998. The proceeds from the loans were used to fund management’s share of the capital call payments. On October 30, 2009, Mr. Sudan repaid his outstanding loans in full.

Severance and Change of Control Benefits

Named Executive Officers may receive payments under severance and change of control provisions of their employment agreements designed to offer incentives and retain executive officers during a potential, or following an actual, change of control of our company, including a change in ownership, structure or other material change that could potentially affect us. Several of our employment agreements with our Named Executive Officers contain a non-competition and non-solicitation provision that is effective during employment and for a specified time after the executive’s employment is terminated. Our change of control and severance benefits are designed to be competitive with those available to similarly situated executives at comparable companies.

Generally, if an executive’s employment terminates due to disability or death, or if the executive is terminated for cause or resigns without good reason, then the executive or the executive’s beneficiary is entitled to accrued and unpaid base salary, vacation and business expenses and a pro-rated annual bonus (upon a termination due to death or disability only). If an executive is terminated without cause, resigns with good reason or in contemplation or as a result of a change of control, the executive may be entitled to additional benefits. See “—Potential Payments Upon Termination or Change of Control” below.

In March 2010, the Compensation Committee approved new severance plans, designed to make the severance arrangements across various classes of the company more uniform. Messrs. Burgess, Bullock, Lennox and Sudan are eligible for our Class A Executive Severance Plan. As described below in more detail under “—Potential Payments Upon Termination or Change of Control,” that plan offers severance benefits in certain circumstances in lieu of severance benefits under the executive’s employment agreement if the severance benefits available under the Class A Executive Severance Plan are greater than those available under the executive’s employment agreement.

Employment Agreements

We entered into employment agreements with certain Named Executive Officers. See “—Employment Agreements” below, following the Summary Compensation Table.

Transaction Bonuses

In connection with our IPO, we paid discretionary transaction bonuses to each of the following Named Executive Officers, in recognition of their efforts in connection with the IPO, in the following amounts:

Mr. Burgess ($1,500,000), Mr. Bullock ($500,000), Mr. Lennox ($50,000) and Mr. Sudan ($27,000). We also paid Mr. Knowlton $750,000 in appreciation of his efforts toward the consummation of the IPO as well as to obtain a twelve-month extension of his noncompete agreement and a release of any claims that he may have against us or our affiliates.

Retention Bonuses

In connection with the IPO, we entered into retention bonus agreements with Mr. Burgess and Mr. Bullock. Under these agreements, Mr. Burgess will receive $550,000 and Mr. Bullock will receive $190,000 on each of December 31, 2010, December 31, 2011, and December 31, 2012, if they are employed by us on those dates. In the event that employment is terminated by us without cause or by the executive for good reason before all of the payments under the retention agreement has been made, all of the future payments will be accelerated and immediately paid to the executive.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Chinh E. Chu (Chair)

Charles E. Kiernan

Vikrant Sawhney

April 9, 2010

Compensation Committee Interlocks and Insider Participation

Except as set forth below, during the 2009 fiscal year, there were no “compensation committee interlocks” (as that term is defined in SEC rules). The current members of the Compensation Committee are Messrs. Chu, Kiernan and Sawhney, none of whom is a current or former officer or employee of the Company or any of its subsidiaries. During the 2009 Fiscal Year:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•

none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000, except that Messrs. Chu and Sawhney are affiliates of Blackstone, which was a party to the Monitoring Agreement with the Company. See “Transactions with Related Persons.”

•

none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

•

none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board.

Summary Compensation Table

The following table sets forth all compensation paid to our chief executive officer, our chief financial officer, our three other most highly compensated executive officers who were serving as of December 31, 2009 for the years ended December 31, 2007, 2008 and 2009, and their respective titles. These individuals are referred to as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)		Total ($)
Warren D. Knowlton	2009	839,546	—		—	1,786,069	—	6,623,246	(5)	9,248,861
Former Chief Executive Officer and Former Executive Chairman of the Advisory Committee (4)	2008 2007	803,380 770,921	— 3,000,000	(6)	— —	1,530,330 1,360,815	— —	770,714 854,975		3,104,424 5,986,711

Mark S. Burgess	2009	756,896	—		141,209	1,620,000	—	130,026	(7)	2,648,131
Chief Executive Officer	2008	549,393	—		—	1,110,432	—	133,658		1,793,483
	2007	475,110	—		—	855,393	—	319,847		1,650,350

David W. Bullock Chief Financial Officer (4)	2009	273,591	—		389,742	504,000	—	243,740	(8)	1,411,073

Peter Lennox	2009	271,476	34,710	(9)	—	310,864	3,880	19,658	(10)	640,588
Senior Vice President, General Manager of Household Chemical and Automotive, Personal Care/Specialty and South America	2008 2007	260,310 252,567	— —		— —	326,778 271,703	9,254 1,791	22,225 18,499		618,567 544,560

Ashok Sudan	2009	360,293	145,150	(11)	—	492,421	20,533	29,988	(12)	931,235
Executive Vice President and General Manager, Global Food and Beverage	2008 2007	345,836 336,004	— —		195,325 —	420,106 411,184	43,003 15,437	32,613 28,696		1,036,883 791,321

(1)	Represents the grant date fair value calculated in accordance with the accounting standards for share-based compensation (excluding the effect of estimated forfeitures) with respect to equity option awards granted in 2009, 2008 and 2007. The grant date fair value of an award was calculated utilizing the assumptions discussed in note 18 of the notes to consolidated financial statements including in the company’s Annual Report on Form 10-K for the year ended December 31, 2009. Amounts for Mr. Sudan in 2008 include compensation cost related to the extension of options granted under the 1998 Option Plan for an additional ten years, pursuant to Amended and Restated Option Unit Agreements, such that the options expire in 2018. Amounts for Messrs. Lennox and Sudan also include compensation cost related to the exchange of options granted pursuant to the 2004 Option Plan for options pursuant to the 2008 Option Plan, as further described in the footnotes to the Outstanding Equity Awards at 2009 Fiscal Year End table below.
(2)	Amounts reflected for the years 2007, 2008 and 2009 represent incentive compensation under the CIP earned in 2007, 2008 and 2009, respectively, and paid in 2008, 2009 and 2010, respectively.
(3)	Represents the aggregate change in actuarial present value of accumulated pension benefits over the specified years, using the same pension plan measurement data used for financial statement reporting purposes.
(4)	Warren D. Knowlton served as our Chief Executive Officer until December 31, 2008, and served as our Executive Chairman of the Advisory Committee from that date until December 31, 2009. Mr. Bullock joined our company as Chief Financial Officer on May 5, 2009.
(5)	Includes the vesting of a right to receive $640,000 annual retirement payment for ten years pursuant to Mr. Knowlton’s employment agreement, as amended. Also includes a housing subsidy in the amount of $75,160, transportation costs reimbursed per Mr. Knowlton’s employment agreement in the amount of $95,655, reimbursement for financial planning services in the amount of $35,342, contributions to our 401(k) plan and amounts attributable to group term life insurance. The $95,655 paid by our company in respect of Mr. Knowlton’s transportation in 2009 was composed of $55,528 in direct fees for charter flights and $40,127 in tax gross-up, the $75,160 paid by our company in respect of Mr. Knowlton’s housing subsidy in 2009 was composed $43,200 in direct fees for housing and $31,960 in tax gross-up, and the $35,342 paid by our company in respect of Mr. Knowlton’s financial planning services in 2009 was composed of $21,000 in direct fees for financial planning services and $14,342 in tax gross-up, in each case computed by dividing the respective direct fees by one minus the combined incremental federal and state tax rate of Mr. Knowlton (approximately 42%).
(6)	Represents a $3,000,000 signing bonus awarded under Mr. Knowlton’s employment agreement.

(7)	Includes a housing subsidy in the amount of $103,064, contributions to our 401(k) plan in the amount of $12,250, reimbursement of country club dues, car allowance and amounts attributable to group term life insurance. The $103,064 paid by our company in respect of Mr. Burgess’ housing subsidy in 2009 was composed of $60,000 in direct fees for housing and $43,064 in tax gross-up, computed by dividing the direct housing fees by one minus the combined incremental federal and state tax rate of Mr. Burgess.
(8)	Includes relocation costs reimbursed in the amount of $243,525 and amounts attributable to group term life insurance, including direct costs of $228,599 in direct fees for relocation and $14,926 in tax gross-up, computed by dividing the direct fees for relocation considered to be compensation for income tax purposes ($65,752) by one minus the combined incremental federal and state tax rate of Mr. Bullock. The additional $162,847 paid for Mr. Bullock’s relocation was pursuant to a company-wide relocation program generally available to employees.
(9)	Represents Mr. Lennox’s incentive payments made in the year ended December 31, 2009 which will be payable in March 2011, conditioned on Mr. Lennox’s continued employment through that date. See “Compensation Disclosure and Analysis—Annual Incentive Compensation.”
(10)	Includes contributions to our 401(k) plan in the amount of $12,066, amounts attributable to group term life insurance and car allowance.
(11)	Represents Mr. Sudan’s incentive payments made in the year ended December 31, 2009, $28,000 of which was received in 2009 and $117,150 which will be payable in March 2011, conditioned on Mr. Sudan’s continued employment through that date. See “Compensation Disclosure and Analysis—Annual Incentive Compensation.”
(12)	Includes contributions to our 401(k) plan in the amount of $12,250, amounts attributable to group term life insurance, car allowance and reimbursement of country club dues.

2009 Grants of Plan-Based Awards

The following table provides information on grants of plan-based awards in the year ended December 31, 2009 to the Named Executive Officers.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Warren D. Knowlton				1,488,391	1,786,069

Mark S. Burgess				1,350,000	1,620,000
	6/17/09	(3)				0	189,072	189,072		6.64	141,209

David W. Bullock				420,000	504,000
	5/5/09	(3)				0	151,258	151,258		6.64	105,839
	5/5/09								151,258	6.64	283,903

Peter Lennox				302,133	350,474

Ashok Sudan				471,962	547,476

(1)	The Named Executive Officers were eligible for the following target annual bonuses in 2009 under our 2009 CIP: Messrs. Knowlton and Burgess, 180% of their respective base salaries; Mr. Bullock, 100% of base salary, Mr. Lennox, 113% of base salary, and Mr. Sudan, 133% of base salary. For more information on the calculations of amounts payable under the CIP, see “—Compensation Discussion and Analysis—Annual Incentive Compensation.”
(2)	We determine the fair value for the option awards by using the Black-Scholes model for time-based and performance-based awards and a lattice model for awards that have performance and market conditions, as our liquidity event awards have. The key inputs for the models are the stock price at the date of grant, volatility and the expected term of the option. Because we did not have publicly traded stock at the date of the grants described above, we valued our partnership units based on a weighting of several factors, including a market multiple (weighted 40% in 2009) and discounted cash flows (weighted 40% in 2009) and recent comparable transactions, including acquisitions and/or public offerings (weighted 20% in 2009), discounted to reflect the fact that our partnership units were not publicly traded at that time.
(3)	Represents MOIC options. See “—Option Awards” for more information on the MOIC options.

Employment Agreements

We entered into employment agreements on March 28, 2007, effective December 4, 2006, with Mr. Knowlton and Mr. Burgess. Mr. Knowlton’s agreement, as amended on December 18, 2008, provided for his employment as Executive Chairman of the Advisory Committee, effective December 31, 2008, through December 31, 2009. Mr. Burgess’ agreement, as amended on December 18, 2008, provided for his employment as our Chief Executive Officer, effective January 1, 2009, through December 4, 2009. We entered into an amended and restated employment agreement with Mr. Burgess effective January 20, 2010. Mr. Burgess’s employment agreement provides for his employment as our Chief Executive Officer through January 20, 2013. Mr. Burgess’ term of employment automatically extends for additional successive one-year periods, unless our company or Mr. Burgess elects to terminate the agreement at least 90 days prior to the end of any of these employment periods. Mr. Knowlton’s employment terminated on December 31, 2009.

Under their agreements, Mr. Knowlton received an annual base salary of at least $750,000 and Mr. Burgess will receive an annual base salary of at least $750,000. Each executive will be eligible to receive annual cash incentive awards in accordance with our cash bonus plans. The agreements provide that Mr. Knowlton and Mr. Burgess are each eligible for a target annual cash incentive award equal to 180% of their respective base salaries, subject to achievement of performance criteria. Pursuant to his agreement, Mr. Burgess received a one-time cash bonus of $75,000 in December 2006. Upon joining us, Mr. Knowlton became eligible to receive a deferred signing bonus of $3,000,000 contingent upon his continued employment and payable in four equal quarterly installments of $750,000 on the three-, six-, nine- and twelve-month anniversaries of his hire date. Upon starting employment, Mr. Knowlton and Mr. Burgess each received options to purchase limited partnership interests in Holdings. Specifically, Mr. Knowlton received (i) a time-vesting option to purchase 1,118,173 limited partnership interests in Holdings that vests over a four-year period based upon Mr. Knowlton’s continued employment and (ii) MOIC options to purchase 559,275 limited partnership interests in Holdings. Mr. Burgess received (i) a time-vesting option to purchase 419,362 limited partnership interests in Holdings one-half of which vests over a four-year period based upon Mr. Burgess’ continued employment and the other half of which vests over the four-year period based upon his continued employment and the attainment of certain performance goals established by our company and (ii) MOIC options to purchase 279,449 limited partnership interests in Holdings. See “—Option Awards” below for more detail on the vesting provisions of the options granted to Messrs. Knowlton and Burgess. Mr. Burgess may also receive future equity grants under our equity incentive program consistent with other senior executives and competitive pay practices generally. Upon his separation from our company, Mr. Knowlton’s unvested options to purchase limited partnership interests in Holdings were cancelled. Mr. Knowlton has 240 days from December 31, 2009 to exercise any vested options to purchase limited partnership interests in Holdings.

Pursuant to Mr. Knowlton’s employment agreement, as amended on December 18, 2008, Mr. Knowlton is eligible for an annual payment of $640,000 for 10 years following his separation of employment. Mr. Knowlton vested in this benefit on December 31, 2009. The retirement payment will be paid on January 31 of each of the ten years following that date.

The agreements of Mr. Knowlton and Mr. Burgess also provide for their participation in all employee compensation plans and welfare benefit plans generally available to our other senior executives. Each executive will receive reimbursement of all reasonable business expenses, fringe benefits, office and support staff and vacation benefits in accordance with our plans, policies and practices and in a manner comparable to other senior executives and Mr. Burgess is entitled to a monthly automobile benefit of $600 and an annual housing allowance of $5,000 grossed-up for taxes. During his employment, Mr. Knowlton was entitled on an after-tax basis of (i) up to fifty round-trip flights from our headquarters to Maine and (ii) accommodation and automobile benefits. In 2007, Mr. Burgess received six months of temporary living expenses. In 2007 and 2008, Mr. Knowlton and Mr. Burgess received reimbursement for relocation expenses and in 2009, Mr. Burgess received a monthly automobile benefit of $600 and a housing allowance of $5,000 grossed up for taxes. Under their agreements, Mr. Knowlton and Mr. Burgess are also entitled to tax gross-ups for “golden parachute” excise taxes incurred by them under the Sections 280G and 4999 of the Internal Revenue Code (the “Code”) and the applicable regulations thereunder with respect to payments and benefits received by them pursuant to the agreements. These tax gross-ups are subject to certain limitations (including a cutback of payments or benefits) if the amount of the payments and benefits subject to the excise tax exceeds the applicable safe harbor by less than 10% (within the meaning of the Code Section 4999 and the applicable regulations thereunder). Additionally, each employment agreement contains payments upon termination of employment. A description of potential payments Mr. Burgess may receive upon termination or change in control, and amounts Mr. Knowlton will receive in the future are further described in “—Potential Payments Upon Termination or Change of Control.”

In 2009, we hired Mr. Bullock as our chief financial officer and entered into an employment agreement with Mr. Bullock on May 4, 2009, effective May 5, 2009, and amended on March 29, 2010, which amendment was effective as of February 11, 2010. Mr. Bullock’s agreement is for an initial three-year term which is renewed automatically for additional one-year periods unless terminated earlier by either party. Mr. Bullock’s compensation package includes an initial annual base salary of $420,000. Mr. Bullock is also eligible for an annual target bonus equal to 100% of base salary based upon the achievement of the financial budget or other performance criteria. Mr. Bullock also received a relocation package pursuant to our relocation program. In the event Mr. Bullock’s employment is terminated by us under certain circumstances before June 30, 2010 or June 30, 2011, Mr. Bullock will reimburse us for 100% or 50%, respectively, of the relocation costs. Upon starting employment, Mr. Bullock received (i) MOIC options to purchase 151,258 limited partnership interests in Holdings and (ii) a time-vesting option to purchase 151,258 limited partnership interests in Holdings which vests over a four-year period based upon Mr. Bullock’s continued employment. See “—Option Awards” below for more detail on the vesting provisions of the options granted to Mr. Bullock. Mr. Bullock also participates in certain of our other customary programs and policies. Additionally, under the employment agreement, Mr. Bullock is entitled to potential payments upon termination of employment or change in control, as further described in “—Potential Payments Upon Termination or Change of Control.”

On June 27, 2002, we entered into an employment agreement with Mr. Sudan and on April 15, 2005, with Mr. Lennox. The term of each agreement is for one year but automatically extends for an additional year unless either party gives 90 days written notice prior to the end of the term. Mr. Sudan’s contract was automatically extended for another year on June 27, 2009, and Mr. Lennox’ contract was automatically extended for another year on April 15, 2009. Under the agreement, Mr. Lennox is entitled to an initial base salary of $210,000 and is eligible for a target annual bonus of 110% of his base salary. Under the agreement, Mr. Sudan is entitled to an initial base salary of $202,370 and is eligible for a target annual bonus of 115% of his base salary. Annual bonus amounts are subject to achievement of performance criteria established by the Compensation Committee. Additionally, under each employment agreement, the executive is entitled to potential payments upon termination or change in control, as further described in “—Potential Payments Upon Termination or Change of Control.”

Option Awards

In general, options awarded under the 1998 Option Plan vest according to either a time-based component or time-based and performance-based components as follows: 50% of the options vest and become exercisable in 20% increments annually over five years, so long as the holder of the option is still an employee on the vesting date, and 50% of the options vest and become exercisable in 20% increments annually over five years, so long as we achieve specified EBITDA targets for each year, although these options do become exercisable in full without regard to our achievement of these targets on the ninth anniversary of the date of grant, so long as the holder of the option is still an employee on that date.

In general, time-based options awarded under the 2004 Option Plan and the 2008 Option Plan vest and become exercisable in 25% increments annually over four years, so long as the holder of the option is still an employee on the vesting date. For vesting details of the options granted to the Named Executive Officers under the 2004 Option Plan, refer to the footnotes to the table below.

In some circumstances, certain executive officers have been granted MOIC options, which are exercisable provided that (i) the holder shall have remained in the continuous employ of our company through the date of a liquidity event, as defined in the option agreement, and (ii) Blackstone shall have achieved specified performance targets with respect to the multiple of invested capital for such a liquidity event. The vesting of the MOIC options granted in 2006 occurs pursuant to the following schedule, with any values listed between those indicated to be interpolated: achievement of 3.0 multiple of invested capital (100% vesting), 2.75 multiple of invested capital (75% vesting), 2.5 multiple of invested capital (50% vesting), 2.25 multiple of invested capital (25% vesting) and 2.0 multiple of invested capital (0% vesting). The vesting of the MOIC options granted in 2009 occurs pursuant to the following schedule, with any values listed between those indicated to be interpolated: achievement of 2.5 multiple of invested capital (100% vesting), 2.25 multiple of invested capital (75% vesting), 2.0 multiple of invested capital (50% vesting), 1.75 multiple of invested capital (25% vesting) and 1.5 multiple of invested capital (0% vesting).

The Holdings Option Plans contain accelerated vesting provisions upon certain terminations of employment and change in control, as further described in “—Potential Payments Upon Termination or Change of Control.”

The Holdings Option Plans provided for the grant to management employees of Holdings and its subsidiaries and non-employee members of the former Advisory Committee of Holdings, advisors, consultants and other individuals providing services to Holdings or its subsidiaries or affiliates of options to purchase limited partnership units in Holdings. The aggregate number of limited partnership units with respect to which options were permitted to be granted under the 1998 Option Plan were not permitted to exceed 2,386,090 limited partnership units and the aggregate number of limited partnership units with respect to which options were permitted to be granted at any given time under the 2008 Option Plan, together with the 2004 Option Plan, were not permitted to exceed 4,834,196 limited partnership units. A committee administered the Option Plans, including, without limitation, the determination of the individuals to whom grants were made, the number of partnership units subject to each grant and the various terms of such grants.

Under the Holdings Option Plans, employees with vested options who are terminated by us are generally allowed to exercise their vested options within 90 days from the date of their termination from our company. Any options not exercised within 90 days from their termination date generally become forfeited and are no longer exercisable. In connection with his transaction bonus and release agreement, Mr. Knowlton will have 240 days from his date of termination to exercise his vested options.

Under the 1998 Option Plan and the 2004 Option Plan, the exercise price per limited partnership unit is equal to or greater than the fair value of a limited partnership unit on the date of grant. Under the 2008 Option Plan, the exercise price per limited partnership unit is less than, equal to, or greater than the fair value of a limited partnership unit on the date of grant, provided that there are limitations on exercise of any option granted at less than fair value on the grant date. We determined the fair value of a limited partnership unit by considering market multiples of comparable public companies and recent transactions involving comparable public and private companies, and by performing discounted cash flow analyses on our projected cash flows. We utilized the services of an appraisal firm to assist in these analyses. The number and type of limited partnership units covered by outstanding options and exercise prices may be adjusted to reflect certain events such as recapitalizations, mergers or reorganizations of or by Holdings. The Plans are intended to advance the best interests of our company by allowing such employees to acquire an ownership interest in us, thereby motivating them to contribute to the success of our company and to remain in the employ of our company.

The limited partnership units issued upon exercise of options granted under the Holdings Option Plans will be exchangeable for shares of our common stock based upon a pre-established exchange ratio.

Outstanding Equity Awards at 2009 Fiscal Year End

A summary of the outstanding equity awards for each Named Executive Officer as of December 31, 2009, is as follows:

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Warren D. Knowlton	894,538	(2)	—	(2)	—		10.23	8/28/2010	(2)
	—		—		—	(2)	6.82	—

Mark S. Burgess					189,072	(3)	6.64	6/16/2019
	314,521	(4)	52,420	(4)	52,420	(4)	6.82	12/3/2016
	—		—		279,449	(3)	6.82	12/3/2016

David W. Bullock					151,258	(3)	6.64	5/4/2019
			151,258	(5)			6.64	5/4/2019

Peter Lennox	17,205	(6)	7,374	(6)	—		6.82	3/31/2012
	10,588	(7)	4,538	(7)	—		7.83	3/30/2013
	10,493	(8)	31,481	(8)	—		9.72	3/06/2018

Ashok Sudan	48,402	(9)	—		—		6.82	1/21/2018
	13,764	(6)	5,899	(6)	—		6.82	3/31/2012
	26,470	(7)	11,344	(7)	—		7.83	3/30/2013
	27,415	(8)	82,246	(8)	—		9.72	3/6/2018

(1)	All options listed above were granted with an initial ten-year option term. See “—Elements of Our Executive Compensation and Benefits Programs—Equity Options” for further information on the terms of these option awards.
(2)	Vested options were part of an option grant on December 4, 2006 of 1,118,173 options, which vested and became exercisable with respect to 20% of the options on December 4, 2007, an additional 40% of the options on December 31, 2008, an additional 20% of the options on December 4, 2009. The additional 20% of the options that were scheduled to vest on December 4, 2010 were cancelled at the end of the year ended December 31, 2009 in connection with Mr. Knowlton’s separation of employment from our company. Also, in connection with that event, 559,275 unvested MOIC options granted on December 4, 2006 were cancelled. Mr. Knowlton has 240 days from December 31, 2009 to exercise his vested options.
(3)	MOIC options granted on December 4, 2006 and June 17, 2009 (Mr. Burgess) and May 5, 2009 (Mr. Bullock). See “—Option Awards” above for more information on the vesting conditions of these options.
(4)	Options granted on December 4, 2006. 50% of the options vest and become exercisable in 25% increments annually, 25% on December 4, 2007, and 25% on each the second, third and fourth anniversaries of the grant date, over four years so long as the holder of the option is still an employee on the vesting date. 50% of the options vest and become exercisable in 25% increments annually, on the anniversaries of the grant date, over four years so long as we achieve specified earnings targets each year and so long as the holder of the option is still an employee on the vesting date. See “Compensation Discussion and Analysis—Equity Options” for more information.
(5)	Options granted on May 5, 2009. Options vest and become exercisable in 25% increments annually on the anniversary of the grant date, so long as the holder of the option is still an employee on the vesting date and options will vest in full immediately upon a termination of employment by us without cause or by the executive for good reason. Options will vest in full upon a change in control.

(6)	Options granted on April 1, 2002, under the 1998 Option Plan. See “Compensation Discussion and Analysis—Equity Options” for more information.
(7)	Options granted on March 31, 2003, under the 1998 Option Plan. See “Compensation Discussion and Analysis—Equity Options” for more information.
(8)	Options originally granted on November 17, 2004, under the 2004 Option Plan. In March 2008, Messrs. Lennox and Sudan exchanged these options granted pursuant to the 2004 Option Plan for options to purchase an equivalent number of limited partnership units pursuant to the 2008 Option Plan. Although Messrs. Lennox and Sudan were approximately 75% vested in their 2004 options at the date of the exchange, neither of them were vested in any portion of his new options under the 2008 Option Plan on the date of grant. For information on the vesting schedule under the 2008 Option Plan, see “—Elements of Our Executive Compensation and Benefits Programs—Equity Options” and “—Option Awards.” In addition, the 2008 options were granted with an exercise price equal to $9.72 per limited partnership unit, which was the fair value of such a unit on March 7, 2008, instead of the previous exercise price of $13.64, which was the fair value of such a unit when the officers were granted their 2004 options. The options granted under the 2008 Option Plan were granted with a ten-year option term and expire in 2018.
(9)	Options granted on February 2, 1998, under the 1998 Option Plan. Under an Amended and Restated Option Unit Agreement dated January 22, 2008, the expiration date of options granted under the 1998 Option Plan was extended for ten additional years such that they expire on January 21, 2018 or earlier upon a termination of the holder’s service. No change was made to the number of options, nor the exercise price, and the options remained fully vested.

Option Exercises and Interests Vested

There were no options exercised during the year ended December 31, 2009.

2009 Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such Named Executive Officer under our pension plan as of December 31, 2009, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Information regarding our pension plan can be found under the heading “—Compensation Discussion and Analysis—Benefits—Pension Plans” above.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Warren D. Knowlton		—	—
Mark S. Burgess		—	—
David W. Bullock		—	—
Peter Lennox	Pension Plan	6	$65,702
Ashok Sudan (1)	Pension Plan	18	347,649

(1)	Mr. Sudan is currently eligible for early retirement.

Nonqualified Deferred Compensation

In the year ended December 31, 2009, other than with respect to Mr. Knowlton’s retirement arrangements described above, we had no nonqualified deferred compensation plans.

Potential Payments Upon Termination or Change of Control

Termination

Mr. Burgess

If we terminate Mr. Burgess’ employment without cause (including our election not to renew the term) or Mr. Burgess terminates his employment for good reason (as those terms are defined in the agreement) and Mr. Burgess executes a general release of claims, Mr. Burgess will be entitled to receive:

•

a severance payment equal to twice the sum of Mr. Burgess’ base salary and annual bonus (generally determined to be the average annual bonus received over the preceding three fiscal years), paid in monthly installments for a period of 24 months;

•	a pro rata bonus for the year of his termination, subject to achievement of the relevant performance goals;

•	continued health and dental benefits for a period of up to 12 months;

•	outplacement services for up to 12 months not to exceed $25,000;

•

full vesting of his initial grant of time-based options to purchase limited partnership interests in Holdings and full vesting of his grant of MOIC options if the vesting conditions are satisfied within one year following the termination. See “—Option Awards” for more information about the vesting conditions applicable to the MOIC options; and

•	full vesting of his service-based cash award. See “Compensation Discussion and Analysis—Retention Bonuses” for more information.

During the term of employment and for a period of 24 months following the term, Mr. Burgess is subject to a covenant not to compete with us or solicit our clients or employees.

Mr. Bullock

In the event that Mr. Bullock is terminated by us without cause (as defined in his agreement) (including our election not to renew the term following the third anniversary of the agreement) or Mr. Bullock resigns with good reason (as defined in his agreement), Mr. Bullock will be entitled to:

•

a severance payment equal to the sum of the executive’s base salary and target annual bonus (initially determined to be equal to Mr. Bullock’s base salary), paid in monthly installments for a period of 12 months;

•	a pro rated annual bonus at the time the bonus would have otherwise been payable had Mr. Bullock’s employment not terminated;

•	continued health and dental benefits for a period of up to 12 months;

•

full vesting of all time-based equity awards granted to Mr. Bullock and full vesting of his grant of MOIC options if the vesting conditions are satisfied within one year following the termination. See “—Option Awards” for more information about the vesting conditions applicable to the MOIC options; and

•	full vesting of his service-based cash award. See “Compensation Discussion and Analysis—Retention Bonuses” for more information.

During the term of employment and for a period of 12 months following the term, Mr. Bullock is subject to a covenant not to compete with us or solicit our clients or employees. If Mr. Bullock voluntarily terminates his employment under certain circumstances prior to June 30, 2010 or June 30, 2011, he will be required to reimburse us for 100% and 50% of the costs of his relocation package, respectively.

Messrs. Lennox and Sudan

In the event that either Mr. Lennox or Mr. Sudan is terminated by us without cause (as defined in each agreement) (including our election not to renew the term so that the term ends prior to the fifth anniversary of the agreement) or Mr. Lennox or Mr. Sudan, as applicable, resigns with good reason (as defined in each agreement), the executive will be entitled to:

•	any accrued but unpaid base salary, earned bonus, vacation and business expenses;

•

a severance payment equal to twice the sum of the executive’s base salary and annual bonus (generally determined to be the average annual bonus received over the preceding three fiscal years), paid in monthly installments for a period of 24 months;

•	a pro rata bonus for the year of termination, subject to achievement of the relevant performance goals;

•	continued health and dental benefits for a period of up to 24 months;

•	continued automobile expense program benefits for up to 12 months;

•	outplacement services for a period of up to 12 months not to exceed $30,000; and

•	full vesting of all equity awards granted to the executive.

If we elect not to extend the term so that the term ends following the fifth anniversary of the agreement, upon the executive’s termination of employment, the executive will be entitled to the same benefits described above except that he will only be entitled to continued monthly payments of one times the sum of his base salary and bonus for a period of twelve months and health and dental benefits for a period of 12 months, rather than 24 months. During the term and for a period of 18 months following the term (12 months if the executive’s employment is terminated due to our election not to renew the term) the executive is subject to a covenant not to compete with us or solicit our clients or employees.

Additional Arrangements

Each Named Executive Officer has also agreed not to reveal our confidential information during the term of employment or thereafter and to assign to us any inventions created by the executive while employed by us. With respect to the employment agreements of Messrs. Burgess and Bullock, if any payments by us to the executive would result in an excise tax under Section 4999 of the Code, the executive will be entitled to an additional payment so that the executive will receive a total amount equal to the payments the executive would be entitled to receive without the imposition of the excise tax. These tax gross-ups are subject to certain limitations (including a cutback (i.e., no gross-up payment)) if the amount of the payments subject to the excise tax exceeds the applicable safe harbor by less than 10% (within the meaning of the Code Sections 280G and 4999 and the applicable regulations thereunder).

Mr. Knowlton’s employment with us ended on December 31, 2009. Pursuant to his employment agreement, Mr. Knowlton is entitled to an annual payment of $640,000 on January 31 of each of the ten years following the date of his retirement. Pursuant to Mr. Knowlton’s employment agreement, as amended by his subsequent transaction bonus and release agreement, he will have 240 days from December 31, 2009 to exercise his vested options. All unvested options were cancelled as of the end of his employment on December 31, 2009. In addition, pursuant to his transaction bonus and release agreement, Mr. Knowlton is subject to a covenant not to compete with the company through December 31, 2013.

Change of Control

Accelerated Vesting

Upon a change of control, the vesting schedule of specific options will be accelerated. Upon any change of control, non-MOIC options (other than those granted in connection with our IPO) will vest fully and immediately if the executive is employed with us at the time of the change of control or if the executive’s employment was terminated by us without cause or by the executive with good reason in contemplation of such change of control, and the change of control occurred within one year following the termination of employment. Upon any change in control, the options granted in connection with our IPO will vest fully and immediately. See “—Compensation Discussion and Analysis—Equity Options.” In addition, all LTIP awards will become fully vested and payable at the maximum amount upon a change in control.

As described above, the vesting of non-MOIC time-vesting options that are only subject to the executive’s continued employment (i.e., contain no performance-vesting condition) will immediately accelerate if the executive’s employment is terminated by us without cause or by the executive’s with good reason whether or not a change of control is contemplated.

Additional Benefits

In the event that Mr. Burgess or Mr. Bullock is subject to a tax under Section 4999 of the Code as a result of a change of control as defined in Section 280G of the Code, then the executive will receive a gross-up payment so that he will receive a payment equal to the payment that he would have been entitled to receive without the imposition of the excise tax and any additional taxes on the additional payment. These tax gross-ups are subject to certain limitations (including a cutback (i.e., no gross-up payment)) if the amount of the payment subject to the excise tax exceeds the applicable safe harbor by less than 10% (within the meaning of the Code Sections 280G and 4999 and the applicable regulations thereunder).

Under each of Messrs. Sudan and Lennox’s employment agreements, if (A) there is a material reduction in the executive’s target annual bonus after a change of control (as defined in the executive’s employment agreement), as compared to the preceding year, and (B) the cure period (as defined in the executive’s employment agreement) expires, the executive will be eligible to resign and receive the same benefits as those provided for upon his termination for good reason. In the event the executive is involuntarily terminated without cause or voluntarily resigns for good reason in contemplation of a change of control, the annual bonus to be used in calculating the cash severance payment is the target annual bonus rather than the average bonus received over the preceding three fiscal years.

Pension Benefits

See “—Compensation Discussion and Analysis—Benefits—Pension Plans” and “—2009 Pension Benefits” for information on amounts payable under our pension plan.

Potential Payments

The table below summarizes the potential payments upon either (i) a voluntary termination for good reason or involuntary termination without cause; (ii) a change in control; (iii) a termination in connection with a change in control, or (iv) the death of the Named Executive Officer, assuming each of the Named Executive Officers listed below was terminated as of, the change in control occurred on, or death occurred on, December 31, 2009. In addition, Mr. Knowlton’s retirement benefit arrangements are described above.

Name	Cash Severance Payment		Acceleration of Equity Awards (1)		Continuing Benefits as of December 31, 2009		Excise Tax Gross-up		Life Insurance Benefits (2)	Total
Mark S. Burgess (3)
Voluntary termination for good reason or involuntary termination without cause	$5,510,550	(4)	$344,755	(5)	$32,164	(6)	$—	(7)	$—	$5,887,469
No termination following a change in control	—	(4)	3,804,203	(5)	—	(6)	—	(7)	—	3,804,203
Voluntary termination for good reason or involuntary termination without cause following a change in control	5,820,000	(4)	3,804,203	(5)	32,164	(6)	—	(7)	—	9,656,367
Death of Named Executive Officer	—		—		—		—		1,000,000	1,000,000

David W. Bullock (3)
Voluntary termination for good reason or involuntary termination without cause	1,117,200	(8)	1,021,464	(9)	7,164	(8)	—	(7)	—	2,145,828
No termination following a change in control	—		2,042,928	(9)	—		—		—	2,042,928
Death of Named Executive Officer	—		—		—		—		420,000	420,000

Peter Lennox (3)
Voluntary termination for good reason or involuntary termination without cause	1,451,844	(10)	189,576	(11)	51,528	(12)	—		—	1,692,948
No termination following a change in control	—		189,576	(11)	—		—		—	9,576
Voluntary termination for good reason or involuntary termination without cause following a change in control	1,449,881	(10)	189,576	(11)	51,528	(12)	—		—	1,690,985
Death of Named Executive Officer	—		—		—		—		268,000	268,000

Ashok Sudan (3)
Voluntary termination for good reason or involuntary termination without cause	2,084,613	(13)	404,540	(11)	51,528	(14)	—		—	2,540,681
No termination following a change in control	—		404,540	(11)	—		—		—	404,540
Voluntary termination for good reason or involuntary termination without cause following a change in control	2,146,064	(13)	404,540	(11)	51,528	(14)	—		—	2,602,132
Death of Named Executive Officer	—		—		—		—		355,000	355,000

(1)	Any additional equity option benefit is determined by subtracting the exercise price of the original equity option award from the underlying unit’s value on December 31, 2009, and multiplying the result, if a positive number (in-the-money), by the number of in-the-money equity options that would accelerate and vest as a result of the specified event. Not included in the table above is the vesting of IPO grant-date options, as these options had not yet been granted on December 31, 2009. See “Compensation Discussion and Analysis—Equity Options” for more information.
(2)	Each Named Executive Officer is entitled to the proceeds of a life insurance policy, pursuant to our group term life insurance plan, equal to 2.0x the Named Executive Officer’s base salary at December 31, 2009, in the case of Mr. Burgess, and 1.0x the Named Executive Officer’s base salary at December 31, 2009, in the case of Messrs. Bullock, Lennox and Sudan. In each case, the life insurance proceeds are subject to a maximum payout of $1.0 million.
(3)	The Named Executive Officer is subject to a covenant not to compete with us or solicit our clients or employees for the following periods: Mr. Burgess: 24 months following termination; Mr. Bullock: 12 months following termination; Messrs. Lennox and Sudan: 18 months following termination (12 months if the executive’s employment is terminated due to our election not to renew the term of employment).
(4)

If Mr. Burgess voluntarily terminates for good reason or is involuntarily terminated without cause, he is entitled to receive a pro rata annual bonus for the year in which he is terminated, assuming achievement of performance targets. Mr. Burgess is also entitled to receive twice the sum of his base salary and annual bonus (determined to be the average annual bonus received over the preceding three fiscal years, or such other shorter period, as applicable), paid in monthly installments for a period of 24 months. If the termination occurs as a result of a change of control, the annual bonus to be used for purposes of this calculation is the target annual bonus rather than the average bonus annually received over the preceding three fiscal years. Not included in the table above is the acceleration of Mr. Burgess’ service-based cash award, which had not yet been awarded at December 31, 2009. See “Compensation Discussion and Analysis—Retention Bonuses” for more information.
(5)	If Mr. Burgess voluntarily terminates for good reason or is involuntarily terminated without cause, his time-based equity options fully vest and, if a change of control occurs within one year following such a termination, his unvested performance-based equity options will fully vest upon consummation of the change of control. All of Mr. Burgess’ non-MOIC equity options, both time-based and performance-based, fully vest in the event there is a change in control during his employment. If Blackstone receives a specific return on its investment in us in connection with a change in control in which Blackstone sells at least 75% of its interest in us, Mr. Burgess’s MOIC options will be eligible for vesting in accordance with specified performance metrics. See “—Option Awards” above. For purposes of the table above, it was assumed that all MOIC options vested at 100% where applicable.
(6)	If Mr. Burgess voluntarily terminates for good reason or is involuntarily terminated without cause, he is entitled to outplacement services for a period of up to 12 months, not to exceed $25,000, and a continuation of his health and dental benefits for up to 12 months.
(7)	If it is determined that any payments to the Named Executive Officer resulting from voluntary termination for good reason, involuntary termination without cause or change of control would be subject to the excise tax imposed by Section 4999 of the Code, then the Named Executive Officer is entitled to receive an additional payment (gross-up payment) in an amount such that after payment by the Named Executive Officer of all taxes on the gross-up payment the Named Executive Officer retains an amount equal to the excise tax subject to certain limitations described above. Based on the aggregate amount of payments to the Named Executive Officer, the Named Executive Officer would not be subject to an excise tax.
(8)	If Mr. Bullock voluntarily terminates for good reason or is involuntarily terminated without cause, he is entitled to receive the sum of his base salary and target annual bonus, paid in monthly installments for a period of 12 months and continuation of his health and dental benefits for up to 12 months. Not included in the table above is the acceleration of Mr. Bullock’s service-based cash award, which had not yet been awarded at December 31, 2009. See “Compensation Discussion and Analysis—Retention Bonuses” for more information.
(9)	If Mr. Bullock voluntarily terminates for good reason or is involuntarily terminated without cause or there is a change of control during his employment, all of his non-MOIC time-based equity options fully vest. Mr. Bullock’s MOIC options will vest upon a change in control only if, among other things, Blackstone receives a specific return on its capital. See “—Option Awards” above. For purposes of the table above, it was assumed that all MOIC options vested at 100% where applicable.
(10)	If Mr. Lennox voluntarily terminates for good reason or is involuntarily terminated without cause, he is entitled to receive a pro rata annual bonus for the year in which he is terminated, assuming achievement of performance targets. Mr. Lennox is also entitled to receive a total of twice the sum of his base salary and annual bonus (determined to be the average bonus received over the preceding three fiscal years), paid in monthly installments for a period of 24 months. If the termination occurs as a result of a change of control, the annual bonus to be used for purposes of this calculation is the target annual bonus rather than the average bonus received over the preceding three fiscal years. Not included in the table above is the acceleration of Mr. Lennox’s LTIP award, which had not yet been awarded at December 31, 2009. See “Compensation Discussion and Analysis—Long Term Incentive Compensation” for more information.
(11)	If either of Messrs. Lennox or Sudan voluntarily terminates for good reason or is involuntarily terminated without cause or there is a change in control during his employment, all of his time-based options fully vest.
(12)	If Mr. Lennox voluntarily terminates for good reason or is involuntarily terminated without cause, he is entitled to outplacement services for a period of up to 12 months, not to exceed $30,000, a continuation of his health and dental benefits for up to 24 months and a continuation of the automobile expense program for up to 12 months.
(13)	If Mr. Sudan voluntarily terminates for good reason or is involuntarily terminated without cause, he is entitled to receive a pro rata annual bonus for the year in which he is terminated, assuming achievement of performance targets. Mr. Sudan is also entitled to receive a total of twice the sum of his base salary and annual bonus (determined to be the average bonus received over the preceding three fiscal years), paid in monthly installments for a period of 24 months. If the termination occurs as a result of a change of control, the annual bonus to be used for purposes of this calculation is the target annual bonus rather than the average bonus received over the preceding three fiscal years. Not included in the table above is the acceleration of Mr. Sudan’s LTIP award, which had not yet been awarded at December 31, 2009. See “Compensation Discussion and Analysis—Long Term Incentive Compensation” for more information.
(14)	If Mr. Sudan voluntarily terminates for good reason or is involuntarily terminated without cause, he is entitled to outplacement services for a period of up to 12 months, not to exceed $30,000, a continuation of his health and dental benefits for up to 24 months and a continuation of the automobile expense program for up to 12 months.

DIRECTOR COMPENSATION

Director Compensation

We do not currently pay our directors who are either employed by us or Blackstone any compensation for their services as directors. Our other directors receive quarterly fees as follows:

•	$18,750 for each quarter serving as a director;

•	$4,375 for chairperson of the audit committee and $3,125 for any other member of the audit committee;

•	$3,125 for chairperson of the compensation committee or nominating and corporate governance committee and $1,875 for any other member of such committee; and

•	$1,000 for attendance in person at any regularly scheduled full board or committee meeting.

We will also reimburse our other directors for any reasonable expenses incurred by them in connection with services provided in such capacity. Our other directors may also receive incentive awards under our corporate incentive plans.

Our directors did not receive any additional compensation for their service as directors for the year ended December 31, 2009.

For information on compensation paid to the Advisory Committee in the year ended December 31, 2009, see “—2009 Advisory Committee Compensation.”

2009 Advisory Committee Compensation

The table below summarizes the compensation paid to non-employee members of the Advisory Committee for the year ended December 31, 2009. Compensation paid to Mr. Knowlton, who was the Chairman of the Advisory Committee in the year ended December 31, 2009, is presented in the Summary Compensation Table and the related explanatory tables. Prior to our IPO, the Advisory Committee served solely in an advisory role to the partnership and general partners of Holdings and did not have the power to act for or bind Holdings. Each Advisory Committee member other than those employed by Blackstone earned fees of $18,750 per quarter, plus an additional $1,000 for any quarterly meetings attended in-person.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Angelo G. Acconcia (2)	—	—	—
Gregory S. Beutler (2)	—	—	—
Chinh E. Chu (2)	—	—	—
Charles E. Kiernan (3)	77,000	72,378	149,378
Gary G. Michael (3)	77,000	72,378	149,378
James A. Quella (2)	—	—	—

(1)	Charles E. Kiernan and Gary G. Michael received grants of options to purchase 18,907 limited partnership interests at an exercise price equal to $13.40 per unit in Holdings in consideration of their continued service on the Advisory Committee during the year ended December 31, 2009. Amounts represents the grant date fair value calculated in accordance with the accounting standards for share-based compensation (excluding the effect of estimated forfeitures). The grant date fair value of an award was calculated utilizing the assumptions discussed in note 18 of the notes to consolidated financial statements including in the company’s Annual Report on Form 10-K for the year ended December 31, 2009.
(2)

Angelo G. Acconcia, Gregory S. Beutler, Chinh E. Chu and James A. Quella are employees of Blackstone and did not receive any compensation for their services as members of the Advisory Committee during the year ended December 31, 2009.

(3)	As of December 31, 2009, Charles E. Kiernan and Gary G. Michael each had 77,520 options to purchase limited partnership interests in Holdings outstanding, of which 58,612 were exercisable.

Messrs. Chu and Quella did not receive any compensation for their services as members of our Board during the year ended December 31, 2009. Mr. Quella has resigned from our Board effective March 25, 2010.

OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of March 15, 2010 by: (i) each person known by us to own beneficially more than 5% of our common stock, (ii) each of the named executive officers, (iii) each of our directors and (iv) all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

As of April 12, 2010, the Record Date, there were 62,555,953 shares of our common stock outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Principal Stockholders
Blackstone (1)	40,295,506	64.4%
Graham Family (2)	7,588,021	12.1%
Directors and Executive Officers
Chinh E. Chu (1)	40,295,506	64.4%
Vikrant Sawhney (1)	40,295,506	64.4%
Angelo G. Acconcia (1)	—	—
Warren D. Knowlton (3)	894,538	1.4%
Charles E. Kiernan (4)	58,612	*	*
Gary G. Michael (4)	58,612	*	*
John R. Chiminski	—	—
Mark S. Burgess (5)	314,520	*	*
David W. Bullock (6)	75,426	*	*
Ashok Sudan (7)	163,575	*	*
Peter T. Lennox (8)	48,779	*	*
All directors and executive officers as a group (13 persons)(9)	851,861	1.4%

*	Except as noted below, all beneficial owners are members of the board of directors and/or officers of our company and can be reached at 2401 Pleasant Valley Road, York, Pennsylvania 17402.
**	Less than 1%.
(1)	Includes 32,149,860 shares of common stock held by Blackstone Capital Partners III Merchant Banking Fund L.P., 5,727,916 shares of common stock held by Blackstone Offshore Capital Partners III L.P. and 2,417,730 shares of common stock held by Blackstone Family Investment Partnership III L.P. (collectively, the “Blackstone Funds”). Blackstone Management Associates III L.L.C. (“BMA”) is the general partner of each of such entities. Messrs Chu, Sawhney and Acconcia are members of BMA, which has investment and voting control over the shares held or controlled by each of the Blackstone Funds. Each of such persons disclaims beneficial ownership of such shares. Messrs. Chu, Sawhney and Acconcia are members of our Board and Messrs. Chu and Sawhney are Senior Managing Directors of The Blackstone Group L.P. The address of each of the preceding investors is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(2)	The Graham Family holds an aggregate of 1,324,900 shares and 6,263,121 limited partnership units. Pursuant to the Exchange Agreement, they have the right to exchange their limited partnership units for shares of our common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, stock dividends and reclassifications. See “Transactions with Related Persons—Exchange Agreement.”

GPC Holdings, L.P. (“GPC LP”), a Pennsylvania limited partnership, and Graham Packaging Corporation, a Pennsylvania corporation, are wholly-owned, directly or indirectly, by the Graham Family and are controlled by Donald C. Graham and his family. The address of both is c/o Graham Capital Company, P.O. Box 1104, York, Pennsylvania 17405-1104.

(3)	Warren D. Knowlton is the former Executive Chairman of the Advisory Committee. Of the shares shown as beneficially owned, all 894,538 represent presently exercisable rights to acquire shares of common stock through the exchange of limited partnership units issuable upon exercise of options.
(4)	Of the shares shown as beneficially owned, all 58,612 represent presently exercisable rights to acquire shares of common stock through the exchange of limited partnership units issuable upon exercise of options.
(5)	Of the shares shown as beneficially owned, all 314,522 represent presently exercisable rights to acquire shares of common stock through the exchange of limited partnership units issuable upon exercise of options.
(6)	Of the shares shown as beneficially owned, 37,612 are shares of common stock directly owned by Mr. Bullock and 37,814 represent presently exercisable rights to acquire shares of common stock through the exchange of limited partnership units issuable upon exercise of options.
(7)	Of the shares shown as beneficially owned, 20,110 are shares of common stock directly owned by Mr. Sudan and 143,465 represent presently exercisable rights to acquire shares of common stock through the exchange of limited partnership units issuable upon exercise of options.
(8)	Of the shares shown as beneficially owned, all 48,779 represent presently exercisable rights to acquire shares of common stock through the exchange of limited partnership units issuable upon exercise of options.
(9)	Excludes shares held by Blackstone that may be deemed to be beneficially owned by Messrs. Chu and Sawhney. Each of Messrs. Chu and Sawhney disclaims beneficial ownership of such shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

None of the above persons was subject to Section 16(a) in the year ended December 31, 2009, as the Company was not publicly held at that time.

TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written Related Person Transaction Policy to assist it in reviewing, approving and monitoring related person transactions and to assist us in the preparation of related disclosures required by the SEC. This Related Person Transaction Policy supplements our other policies that may apply to transactions with related persons, such as the Corporate Governance Guidelines and our Code of Ethics.

The Related Person Transaction Policy provides that all related person transactions covered by the Policy are prohibited, unless approved or ratified by any committee of the Board composed solely of independent directors who are disinterested or by the disinterested members of the Board. Management must disclose to any committee of the Board composed solely of independent directors or to the disinterested members of the Board, as appropriate, the name of the Related Party (defined as any person described in paragraph (a) of Item 404 of

Regulation S-K and as under the Related Person Transaction Policy), the basis on which the person is a Related Person and any Related Party Transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which such Related Party had or will have a direct or indirect material interest, and all material facts with respect thereto.

Equipment Sales Agreement

We were a party to an Equipment Sales, Services and License Agreement, dated February 2, 1998, (“Equipment Sales Agreement”) with Graham Engineering, a company controlled by the Graham Family, who have a 12.1% beneficial ownership interest in us. The Equipment Sales Agreement terminated on December 31, 2007. Under the Equipment Sales Agreement, Graham Engineering provided us with certain sizes of wheels used in extrusion blow molding, on an exclusive basis within the countries and regions in which we had material sales of plastic containers. Despite termination of the Equipment Sales Agreement, we continue to purchase wheels and replacement parts from Graham Engineering. We received equipment and related services in the amount of $2.5 million for the year ended December 31, 2009.

Exchange Agreement

We have entered into an exchange agreement with the Graham Family pursuant to which the Graham Family and certain permitted transferees thereof may, subject to the terms specified in the exchange agreement, exchange their Graham Packing Holdings Company limited partnership units for shares of common stock at any time and from time to time on a one-for-one basis, subject to customary conversion rate adjustments for splits, stock dividends and reclassifications. We have entered into similar exchange agreements with current Graham Packing Holdings Company optionholders.

Graham Packaging Holdings Company Partnership Agreement

Pursuant to the Sixth Amended and Restated Limited Partnership Agreement (referred to herein as the “Holdings Partnership Agreement”), (i) we own 60,532,481 limited partnership units, representing an 87.9% limited partnership interest, and our wholly-owned subsidiary, BCP/Graham Holdings L.L.C. (referred to herein as “BCP”), owns 2,023,472 general partnership units, representing a 2.9% general partnership interest in Holdings, (ii) the Graham Family owns an aggregate of 6,263,121 limited partnership units, representing a 9.1% limited partnership interest in Holdings, and (iii) management and other existing holders own an aggregate of 35,167 limited partnership units and options to acquire an aggregate of 4,746,940 limited partnership units.

Pursuant to the Holdings Partnership Agreement, through BCP, we have the right to determine when distributions will be made to the partners of Holdings and the amount of any such distributions. If we authorize a distribution, such distribution will be made to the partners of Holdings (1) in the case of a tax distribution (as described below), to the holders of limited partnership units in proportion to the amount of taxable income of Holdings allocated to such holder and (2) in the case of other distributions, pro rata in accordance with the percentages of their respective partnership interests.

The holders of limited partnership units in Holdings, including us, will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Holdings. Net profits and net losses of Holdings will generally be allocated to its partners (including us) pro rata in accordance with the percentages of their respective partnership interests. The Holdings Partnership Agreement provides for cash distributions to the holders of limited partnership units of Holdings if we determine that the taxable income of Holdings will give rise to taxable income for its partners. In accordance with the Holdings Partnership Agreement, we intend to cause Holdings to make cash distributions to the holders of limited partnership units of Holdings for purposes of funding their tax obligations in respect of the income of Holdings that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the net taxable income of Holdings allocable to such holder of limited partnership units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporation (taking into account the nondeductibility of certain expenses and the character of our income).

The Holdings Partnership Agreement provides that for so long as the Graham Family retains at least one-third of their partnership interests held as of February 2, 1998 (or our common stock for which such partnership interests have been or are eligible to be exchanged), they are entitled to an advisory fee of $1,000,000 per annum, payable in four equal quarterly installments.

The Holdings Partnership Agreement provides that BCP, as the general partner, will be entitled in its sole discretion and without the approval of the other partners to perform or cause to be performed all management and operational functions relating to Holdings and shall have the sole power to bind Holdings. The limited partners will not participate in the management or control of the business.

The Holdings Partnership Agreement provides that, subject to certain exceptions, the General Partner will not withdraw from Holdings, resign as a general partner, or transfer its general partnership interests, and limited partners will not transfer their limited partnership interests without the consent of the General Partner (except in an exchange transaction pursuant to an exchange agreement).

The Holdings Partnership Agreement provides that if the Graham Family proposes to transfer any partnership interests to any person pursuant to a bona fide offer to purchase such partnership interests, then the Graham Family shall first give a written notice to Holdings, us and BCP setting forth the terms and conditions of such offer. Holdings has a right of first refusal regarding such partnership units.

The Holdings Partnership Agreement provides that Holdings will be dissolved upon the earliest of (i) the sale, exchange or other disposition of all or substantially all of its assets, (ii) the withdrawal, resignation, filing of a certificate of dissolution or revocation of the charter or bankruptcy of the General Partner, or the occurrence of any other event which causes a general partner to cease to be a general partner unless, a majority-in-interest of the limited partners elect to continue the partnership, or (iii) such date as the partners shall unanimously elect.

Registration Rights Agreement

Holdings, the predecessors of the Graham Family, Blackstone and certain other investors are parties to a Registration Rights Agreement with GPC Capital Corp. II, dated as of February 2, 1998. We entered into a Registration Rights Agreement with such parties to provide the same rights with respect to shares of our common stock outstanding held by such parties or delivered in exchange for limited partnership units otherwise held by them. The Registration Rights Agreement provides (i) to the Graham Family and their affiliates (and their permitted transferees of partnership interests in Holdings) two “demand” registrations at any time after we complete an IPO and customary “piggyback” registration rights and (ii) to Blackstone an unlimited number of “demand” registrations and customary “piggyback” registration rights. In addition, the Registration Rights Agreement provides that the Graham Family and their affiliates may request that we file a shelf registration statement beginning on the 181st day after our IPO. The Registration Rights Agreement also provides that we will pay certain expenses of the Graham Family, Blackstone and certain other investors relating to such registrations and indemnify them against certain liabilities, which may arise under the Securities Act. Parties to the stockholders’ agreements also have customary “piggyback” registration rights under the Registration Rights Agreement pursuant to such agreements in the event Blackstone registers shares to sell.

Stockholders’ Agreements

In connection with our IPO, we entered into a stockholders’ agreement with Blackstone. This agreement grants Blackstone the right to nominate to our Board of Directors a number of designees equal to: (i) at least a majority of the total number of directors comprising our Board at such time as long as Blackstone beneficially owns more than 35% of the shares of our common stock entitled to vote generally in the election of our directors;

(ii) 42% of the total number of directors comprising our Board at such time as long as Blackstone beneficially owns more than 25% but less than or equal to 35% of the shares of our common stock entitled to vote generally in the election of our directors; (iii) 28% of the total number of directors comprising our Board of Directors at such time as long as Blackstone beneficially owns more than 15% but less than or equal to 25% of the shares of our common stock entitled to vote generally in the election of our directors; and (iv) 14% of the total number of directors comprising our Board of Directors at such time as long as Blackstone beneficially owns 5% or more of the shares of our common stock entitled to vote generally in the election of our directors. For purposes of calculating the number of directors that Blackstone is entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis, taking into account any increase in the size of our Board of Directors (e.g., one and one quarter (1 1/4) directors shall equate to two directors). In addition, Blackstone shall have the right to remove and replace its director-designees at any time and for any reason and to nominate any individual(s) to fill any such vacancies.

If we are required by New York Stock Exchange regulations to have a majority of independent directors on our Board of Directors, upon the occurrence of any transaction whereby Blackstone ceases to beneficially own more than 50% of the shares of our common stock entitled to vote generally in the election of directors, the Board of Directors will simultaneously be increased in size to nine directors. The two vacancies thus created will be filled by independent directors appointed by the affirmative vote of a majority of the remaining directors although less than a quorum. The Board of Directors will take other steps necessary to comply with the New York Stock Exchange regulations.

In 2009, we were a party to a stockholders’ agreement with certain holders of our common stock, dated February 2, 1998, which terminated in connection with our IPO. Under this agreement, such holders could not transfer any shares without Blackstone’s consent unless such transfer was a registered public offering made in accordance with the Registration Rights Agreement. In addition, such holders had the right to tag along in a private sale by Blackstone and they were subject to being dragged along in a private sale by Blackstone. Such holders had also granted a proxy to Blackstone to vote their shares to elect any Board designees of Blackstone and approve any matter approved by our Board of Directors. In 2009, we were also party to a management stockholders agreement with current and former members of management of Graham Packaging Company, L.P., dated February 3, 1998, which terminated in connection with our IPO. As described above, the holders under these agreements were entitled to “piggyback” registration rights under the Registration Rights Agreement.

Income Tax Receivable Agreements

In connection with our IPO, we entered into an exchange agreement with the Graham Family providing the Graham Family with the right to exchange partnership units in Holdings for shares of our common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, stock dividends and reclassifications. Holdings intends to have in effect an election under Section 754 of the Code effective for each taxable year in which such an exchange of partnership units for shares of common stock occurs, which may result in an adjustment to the tax basis of the assets of Holdings at the time of an exchange of limited partnership units. Any such exchanges are expected to result in an increase in the tax basis of the tangible and intangible assets of Holdings that otherwise would not have been available. Similar increases to the tax basis of the tangible and intangible assets of Holdings resulted from our 1998 acquisition of Holdings. These increases in tax basis will increase (for tax purposes) depreciation and amortization and therefore reduce the amount of tax that we would otherwise be required to pay in the future. These increases in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent the tax basis is allocated to those capital assets. Additionally, in connection with (and following) the reorganization that took place in connection with our IPO, we will be able to utilize net operating losses that arose prior to our IPO and reorganization and are therefore attributable to our pre-IPO stockholders (i.e., Blackstone, management and other investors). These net operating loss carryforwards will also reduce the amount of tax that we would otherwise be required to pay in the future.

We entered into an income tax receivable agreement with GPC LP that provides for the payment by us to the Graham Family of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize (or are deemed to realize in the case of an early termination payment by us, or a change of control, as discussed below) as a result of these increases in tax basis and of certain other tax benefits related to our entering into the income tax receivable agreement, including tax benefits attributable to payments under the income tax receivable agreement.

We also entered into an income tax receivable agreement with certain of our pre-IPO stockholders that provides for the payment by us to all of our existing stockholders (i.e. Blackstone, management and other investors) of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize (or are deemed to realize in the case of an early termination by us or a change of control, as discussed below) as a result of (i) the utilization of our net operating losses attributable to periods prior to our IPO and (ii) any increase to the tax basis of the assets of Holdings relating to our 1998 acquisition of Holdings, and certain other tax benefits related to our entering into the income tax receivable agreements, including tax benefits attributable to payments under the income tax receivable agreement.

For purposes of these income tax receivable agreements, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had we not been able to utilize the tax benefits subject to the income tax receivable agreements. The term of each income tax receivable agreement commenced upon consummation of our IPO and will continue, in each case, until all relevant tax benefits have been utilized or have expired.

Our counterparties under the income tax receivable agreements will not reimburse us for any payments previously made if such basis increases or other benefits are subsequently disallowed (although future payments would be adjusted to the extent possible to reflect the result of such disallowance). As a result, in such circumstances we could make payments under the income tax receivable agreements that are greater than our actual cash tax savings.

While the actual amount and timing of any payments under the income tax receivable agreements will vary depending upon a number of factors, including the timing of the offering, timing of subsequent exchanges, the amount and timing of the taxable income we generate in the future, our use of net operating loss carryforwards and the portion of our payments under the income tax receivable agreements constituting imputed interest or amortizable tax basis, we expect that during the term of the income tax receivable agreements, the payments that we may make could be material. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize the full tax benefits subject to the income tax receivable agreements, we would expect that future payments under the income tax receivable agreements will aggregate to approximately $190 million to $240 million with potential additional payments for tax basis step-ups relating to future exchanges by the Graham Family of their limited partnership units in Holdings for our stock depending on the timing and value of such exchanges. This range is based on our assumptions using presently available information including with respect to valuation, historic tax basis and the amount of tax attributes subject to the income tax receivable agreements that currently exist. Such amounts may differ materially from the amounts presented above based on various items, including final valuation analysis and updated determinations of taxable income and historic tax basis amounts. The payments under the income tax receivable agreements are not conditioned upon these parties continued ownership of us or Holdings.

If we undergo a change of control, the income tax receivable agreements will terminate and we will be required to make a payment equal to the present value of future payments under the income tax receivable agreements, which payment would be based on certain assumptions, including those relating to our future taxable income. Additionally, if we or a direct or indirect subsidiary transfers any asset to a corporation with which we do not file a consolidated tax return, we will be treated as having sold that asset in a taxable transaction for purposes of determining the cash savings in income tax under the income tax receivable agreements.

Each income tax receivable agreement provides that in the event that we breach any of our material obligations under it, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under it or by operation of law as a result of the rejection of it in a case commenced under the United States Bankruptcy Code or otherwise, then all our payment and other obligations under the relevant income tax receivable agreement will be accelerated and will become due and payable applying the same assumptions described above. Such payments could be substantial and could exceed our actual cash tax savings under the relevant income tax receivable agreement. Additionally, we generally have the right to terminate both income tax receivable agreements. If we terminate the income tax receivable agreements, our payment and other obligations under the relevant income tax receivable agreement will be accelerated and will become due and payable, also applying the assumptions described above. Such payments could be substantial and could exceed our actual cash tax savings under the relevant income tax receivable agreement.

Because we are a holding company with no operations of our own, our ability to make payments under the income tax receivable agreements is dependent on the ability of our subsidiaries to make distributions to us. Our credit agreement and outstanding notes restrict the ability of our subsidiaries to make distributions to us, which could affect our ability to make payments under the income tax receivable agreements. To the extent that we are unable to make payments under the income tax receivable agreements for any reason, such payments will be deferred and will accrue interest at a rate of LIBOR plus five percent per annum until paid, provided that the failure to make a payment due pursuant to the terms of the income tax receivable agreements within six months of the date such payment is due will generally constitute a breach and payments under the relevant income tax receivable agreement would then be accelerated.

Management Services Arrangements

Blackstone and the Graham Family have supplied management services to us since 1998. We have recorded $2.0 million of expense for management services provided by the Graham Family for the year ended December 31, 2009, including a $1.0 million annual fee paid pursuant to the Holdings Partnership Agreement and a $1.0 million annual fee paid pursuant to the Amended and Restated Monitoring Agreement, dated as of September 30, 2004, among Holdings, Graham Packaging Company, L.P., Blackstone and the Graham Family (the “Monitoring Agreement”). We recorded $10.0 million of expense for management services provided by Blackstone for the year ended December 31, 2009, including a $3.0 million annual fee paid pursuant to the Monitoring Agreement and $5.0 million paid in connection with the Fourth Amendment to the Credit Agreement. Both Blackstone and the Graham Family are reimbursed for reasonable out-of-pocket expenses.

Blackstone Management Partners III L.L.C. terminated the Monitoring Agreement pursuant to a termination agreement in exchange for a one-time payment of $26.3 million to Blackstone Management Partners III L.L.C. and $8.8 million to the Graham Family, representing the estimated fair value of future payments under the agreement. As a result of the termination, affiliates of Blackstone and the Graham Family have no further obligation to provide services to us and we have no further obligation to make annual payments of $4.0 million under this agreement. The termination of the Monitoring Agreement did not affect the $1.0 million annual fee paid to the Graham Family pursuant to the Holdings Partnership Agreement.

In the future, Blackstone may receive customary fees for advisory and other services rendered to us. If such services are rendered in the future, the fees will be negotiated from time to time on an arm’s length basis and will be based on the services performed and the prevailing fees then charged by third parties for comparable services.

Loans to Management

Prior to our IPO, we had loans outstanding to certain of our current and former management employees, which had been made in connection with the capital call payments made on September 29, 2000, and March 29, 2001, pursuant to the capital call agreement dated as of August 13, 1998. The proceeds from these loans were used to fund management’s share of the capital call payments. On October 30, 2009, Messrs. Cargile and Sudan repaid their outstanding loans in full. The remaining loans, none of which was extended to any of our executive officers, mature on September 28, 2012, and March 30, 2013, respectively, and accrue interest at a rate of 6.22% per annum. The loans are secured by a pledge of the stock purchased by the loans and by a security interest in any bonus due and payable to the respective borrowers before or after the maturity date of the loans.

Loans to the Blackstone Funds

On January 5, 2007 and April 10, 2009, Holdings loaned $3.4 million and $0.2 million, respectively, to the Blackstone Funds in connection with the Blackstone Funds’ purchase from our former Chief Executive Officer and Chief Financial Officer, in the case of the 2007 loan, and a former Senior Vice President, in the case of the 2009 loan, of all of their outstanding shares of our common stock. These loans bear interest at a rate of 8.0% per annum payable quarterly in cash or, at the Blackstone Funds’ option, in kind, and mature on January 5, 2017.

Equity Healthcare Program Agreement

Effective October 23, 2008, we entered into an employer health program agreement with Equity Healthcare LLC (“Equity Healthcare”). Equity Healthcare negotiates with providers of standard administrative services for health benefit plans as well as other related services for cost discounts and quality of service monitoring capability by Equity Healthcare. Because of the combined purchasing power of its client participants, Equity Healthcare is able to negotiate pricing terms for providers that are believed to be more favorable than the companies could obtain for themselves on an individual basis.

In consideration for Equity Healthcare’s provision of access to these favorable arrangements and its monitoring of the contracted third parties’ delivery of contracted services to us, we pay Equity Healthcare a fee of $2 per participating employee per month (“PEPM Fee”). As of December 31, 2009, we had approximately 4,095 employees enrolled in our health benefit plans in the United States.

Equity Healthcare may also receive a fee (“Health Plan Fees”) from one or more of the health plans with whom Equity Healthcare has contractual arrangements if the total number of employees joining such health plans from participating companies exceeds specified thresholds. If and when Equity Healthcare reaches the point at which the aggregate of its receipts from the PEPM Fee and the Health Plan Fees have covered all of its allocated costs, it will apply the incremental revenues derived from all such fees to (a) reduce the PEPM Fee otherwise payable by us; (b) avoid or reduce an increase in the PEPM Fee that might otherwise have occurred on contract renewal; or (c) arrange for additional services to us at no cost or reduced cost.

Equity Healthcare is an affiliate of Blackstone, with whom Chinh E. Chu, Vikrant Sawhney and Angelo G. Acconcia, members of our Board, are affiliated and in which they may have an indirect pecuniary interest.

Core Trust Purchasing Group Participation Agreement

Effective February 1, 2006, we entered into a five-year participation agreement (“Participation Agreement”) with Core Trust Purchasing Group, a division of HealthTrust Purchasing Corporation (“CPG”), designating CPG as our exclusive “group purchasing organization” for the purchase of certain products and services from third party vendors. CPG secures from vendors pricing terms for goods and services that are believed to be more favorable than participants in the group purchasing organization could obtain for themselves on an individual basis. Under the Participation Agreement, we must purchase 80% of the requirements of our participating locations for core categories of specified products and services, from vendors participating in the group purchasing arrangement with CPG or CPG may terminate the contract. In connection with purchases by its participants (including us), CPG receives a commission from the vendors in respect of such purchases.

Although CPG is not affiliated with Blackstone, in consideration for Blackstone’s facilitating our participation in CPG and monitoring the services CPG provides to us, CPG remits a portion of the commissions received from vendors in respect of our purchases under the Participation Agreement to an affiliate of Blackstone, with whom Chinh E. Chu, Vikrant Sawhney and Angelo G. Acconcia, members of our Board, are affiliated and in which they may have an indirect pecuniary interest. For the year ended December 31, 2009, our purchases under the Participation Agreement were approximately $7.5 million.

Commercial Transactions with Blackstone Portfolio Companies

Pinnacle Foods, which is owned by Blackstone, is a customer of ours. For the year ended December 31, 2009, our sales to Pinnacle Foods were $5.9 million.

In 2008, we entered into an agreement with Kloeckner Pentaplast (“Kloeckner”), which is owned by Blackstone, to combine our purchasing power on materials used by both us and Kloeckner. In connection with this agreement, Kloeckner paid us $200,000 for the year ended December 31, 2009.

Fees in Connection with the Fourth Amendment to the Credit Agreement

We incurred a $5.0 million fee to Blackstone Management Partners III L.L.C. in connection with the Fourth Amendment to the Credit Agreement of Holdings, dated as of May 28, 2009.

Gary G. Michael and The Clorox Company

Gary G. Michael, a member of our Board, also serves on the Board of Directors of The Clorox Company, which is one of our largest customers. Included in current assets at December 31, 2009, were receivables from The Clorox Company of $2.3 million. Included in net sales for the year ended December 31, 2009, were net sales to The Clorox Company of $49.1 million.

Reimbursement of Administrative Expenses

Since our inception, Blackstone has paid on our behalf some of our administrative expenses. Such payments totaled $68,000 for the year ended December 31, 2009. We used $0.8 million of the net proceeds from our IPO to reimburse Blackstone for all the historical administrative expenses incurred by us and paid by Blackstone on our behalf since our inception.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2011 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, Graham Packaging Company Inc., 2401 Pleasant Valley Road, York, Pennsylvania 17402. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2011 Annual Meeting Proxy Statement and form of proxy to be made available in April 2011, a proposal must be received by our Corporate Secretary on or before December 31, 2010.

For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Corporate Secretary, and, in the case of business other than nominations of persons for election to the Board, such other business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than thirty (30) days from the anniversary date of the previous year’s meeting, notice by the stockholder to be timely must be so delivered not earlier than one hundred and twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Notwithstanding anything in this section to the contrary, if the number of directors to be elected to the Board of Directors of the Company at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased board of directors at least one hundred (100) calendar days prior to the first anniversary of the prior year’s annual meeting of stockholders, then a stockholder’s notice required by this section shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Corporate Secretary not later than the close of business on the tenth (10th) calendar day following the day on which such public announcement is first made by the Company. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2011 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of the proxy statement and annual report by contacting the General Counsel, 2401 Pleasant Valley Road, York, Pennsylvania 17402, (717) 849-8634.

FORM 10-K

The Company filed its Annual Report on Form 10-K for the year ended December 31, 2009 with the SEC on March 5, 2009. Stockholders may obtain a copy of this report, including financial statements and schedules thereto, without charge, on our Internet website at www.grahampackaging.com, in the “Investor Relations — SEC Filings” section or by writing to the Corporate Secretary, at the Company’s principal executive offices at 2401 Pleasant Valley Road, York, Pennsylvania 17402.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Michael L. Korniczky

Vice President, General Counsel and Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.grahampackaging.com) and click on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2009, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary

2401 Pleasant Valley Road,

York, Pennsylvania 17402

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com
GRAHAM PACKAGING COMPANY INC. 2401 PLEASANT VALLEY ROAD YORK, PA 17402

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on June 8, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/GRM

You may attend the Meeting via the Internet and vote during the Meeting using the 12-Digit Control Number.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on June 8, 2010. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M24273-P94793 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

GRAHAM PACKAGING COMPANY INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:			☐	☐	☐
1.	Election of Class I Directors
Nominees:
01) Charles E. Kiernan
02) Vikrant Sawhney

The Board of Directors recommends that you vote FOR the following proposal:								For	Against	Abstain
2.	Ratification of Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for the year ending December 31, 2010.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M24274-P94793

GRAHAM PACKAGING COMPANY INC.

Annual Meeting of Stockholders

June 9, 2010

This proxy is solicited by the Board of Directors

The undersigned stockholder of Graham Packaging Company Inc., a Delaware corporation, hereby revokes all proxies heretofore given by the signer(s) to vote at the Annual Meeting and any adjournments or postponements thereof, acknowledges receipt of the Notice of Internet Availability of Proxy Materials, and/or the Proxy Statement, dated April 30, 2010, and appoints Mark S. Burgess, Chief Executive Officer, David W. Bullock, Chief Financial Officer, and Michael L. Korniczky, Vice President, General Counsel and Secretary, and each of them, the undersigned’s true and lawful agents and proxies, with full power of substitution and resubstitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Graham Packaging Company Inc. to be held live via the Internet on Wednesday, June 9, 2010 at 10:00 a.m. (EDT), and at any adjournments or postponements thereof, and to vote as specified on this proxy all shares of common stock of Graham Packaging Company Inc. which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side of this proxy, with the same force and effect as the undersigned might or could do if personally present thereat.

This proxy when properly executed will be voted in the manner directed herein. If the proxy is signed but no direction given, this proxy will be voted FOR the election of the director nominees listed on the reverse side and FOR Proposal 2 and it will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ABOVE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side